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                                                                 EXHIBIT (a)(59)

FOLGER LEVIN & KAHN LLP
Michael A. Kahn (SB# 057432)
Gregory D. Call (SB# 120483)
Jonathan K. Sobel (SB# 148059)
Michael F. Kelleher (SB# 165493)
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Telephone: (415) 986-2800
Facsimile: (415) 986-2827

CLEARY, GOTTLIEB, STEEN & HAMILTON
Max Gitter (pro hac vice)
Mitchell A. Lowenthal (pro hac vice)
Christopher H. Lunding (pro hac vice)
One Liberty Plaza
New York, NY 10004
Telephone: (212) 225-2000
Facsimile: (212) 225-3999

MANDELL MENKES & SURDYK LLC
Steven P. Mandell (pro hac vice)
Stephen J. Rosenfeld (pro hac vice)
333 W. Wacker Drive, Suite 300
Chicago, Illinois 60606
Telephone: (312) 251-1000
Facsimile: (312) 251-1010

Attorneys for Plaintiffs PEOPLESOFT, INC. and
J.D. EDWARDS & COMPANY

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                                COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware corporation, and J.D. EDWARDS & COMPANY, a Delaware corporation,

                                   Plaintiffs,

                 v.

ORACLE CORPORATION, a Delaware corporation, PEPPER ACQUISITION CORP., a Delaware corporation, and DOES 1-100, inclusive,

                                   Defendants.

Case No. RG03101434

SECOND AMENDED COMPLAINT FOR VIOLATIONS OF CAL. BUS. & PROF. CODE SECTIONS 17200 & 17500; INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE; AND TRADE LIBEL

REDACTED PUBLIC VERSION

JURY TRIAL REQUESTED

Action Filed:           June 13,2003
Trial Date:             Not Yet Set

FOLGER LEVIN & KAHN LLP ATTORNEYS AT LAW

SECOND AMENDED COMPLAINT; CASE NO. RG03101434

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                  "We've certainly wounded PSFT. . . . Even if we don't end up closing the deal, this is going to take PSFT time to recover. And, of course, our corporate image of being aggressive, brash, and marching to the tune of a different drummer has been reinforced. I dunno about you guys, but today I was very proud to be an Oracle employee!"

Peggy O'Neill, Vice President of Oracle Analyst Relations, internally commenting on Oracle's "Tender Offer" for PeopleSoft shortly after Oracle's announcement of the "Tender Offer"

                                       ***

         Plaintiffs PeopleSoft, Inc. ("PeopleSoft") and J.D. Edwards & Company ("J.D. Edwards") (PeopleSoft and J.D. Edwards are sometimes collectively referred to as "PeopleSoft" or "Plaintiffs"), for their complaint against defendants Oracle Corporation and Pepper Acquisition Corp. (together, "Oracle"), and Does 1 through 100, allege as follows:

                             I.       INTRODUCTION

         1. PeopleSoft brings this action to protect the public, its customers, its shareholders, and itself from the illegal, unfair and deceptive tactics used by Oracle in pursuing its "Tender Offer" for PeopleSoft's shares. Among PeopleSoft's existing customers are many California state and local agencies and educational institutions which will suffer crippling losses if Oracle's forced migration scheme succeeds. PeopleSoft's other customers and shareholders could lose billions if Oracle's scheme to destroy PeopleSoft as a competitor is not stopped.

                                 ORACLE'S SCHEME

         2. Upon the announcement of PeopleSoft's merger with J.D. Edwards in June 2003, Oracle launched a scheme designed to destroy PeopleSoft. This scheme employed a lowball "Tender Offer" and coordinated activities to mortally wound PeopleSoft or so depress its value that it could be bought on the cheap and shut down. Oracle intended to drag out the "Tender Offer" as long as possible, using it to create doubt about PeopleSoft's future and reinforcing that doubt with false and ever-changing statements intended to generate fear, uncertainty and doubt ("FUD") and to insulate itself from challenges by governments in California and other states. If those tactics alone did not succeed in achieving Oracle's goal of destroying PeopleSoft, then, as a

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last resort, Oracle planned to acquire PeopleSoft pursuant to a "Tender Offer,"
or by means of a threatened proxy contest and subsequent tender offer or merger; and once PeopleSoft was so acquired, to kill off PeopleSoft directly.

         3. The "Tender Offer" - what Oracle's CEO called a "war game in a box" - is merely the launching pad for the illegal scheme to kill PeopleSoft. Oracle has employed four tactics in furtherance of its illegal scheme: (1) Oracle made and maintains a highly uncertain "Tender Offer" at a lowball price;
(2) Oracle has delayed resolution of disputes surrounding the "Tender Offer" in order to harm PeopleSoft by perpetuating the uncertainty created by the very pendency of the "Tender Offer" and the tactics Oracle has used in conjunction with the "Tender Offer"; (3) Oracle deliberately set out to create and has succeeded in creating fear, uncertainty, and doubt among PeopleSoft's customers, prospective customers and others by misleading them; and (4) Oracle has misled the public about the billions of dollars that PeopleSoft's customers -- including many public entities in California --will have to incur should Oracle's strategy succeed.

         4. This Action is brought under California law to remedy the substantial and ongoing harm to PeopleSoft, its shareholders, its customers and the public from this unfair, illegal, and anticompetitive scheme by Oracle and its agents.

                                ORACLE'S TACTICS

TACTIC 1: ORACLE MADE AND MAINTAINS A HIGHLY UNCERTAIN "TENDER OFFER" AT A
          LOWBALL PRICE.

                  "[T]he more something hurts PSFT, the more likely the share price drops and $16 starts looking better."

Internal Oracle Email from Peggy O'Neill to Rebecca Sanda dated June 13,2003.

         5. Oracle's first salvo in its "war game" was to announce a lowball, cash offer of $16 per share for all of PeopleSoft's outstanding stock. Oracle never intended that "offer" to be a serious offer to acquire PeopleSoft:
Oracle knew the $16.00 price was artificially low, but, in its CEO's words, Oracle decided to "give it a whirl."

         6. In nearly six months since it launched its scheme, Oracle has made only one token increase in its "Tender Offer" price, increasing it to $19.50 per share early in June. This "offer"

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price has been well below the market price of PeopleSoft stock and is intended to drive down PeopleSoft's value.

         7. Oracle also knew that its "Tender Offer" was unlikely to succeed because antitrust regulatory agencies from federal, state and foreign governments were unlikely to approve the elimination of PeopleSoft as a competitor in this market.

         8. Internal Oracle documents reveal that Oracle prepared a marketing, sales and public relations program designed to injure PeopleSoft and its products, in the express hope that injuring PeopleSoft would drop the price of its stock, making Oracle's lowball bid look attractive. The strategy was set forth plainly in one early e-mail: "The more something hurts PSFT, the more likely that share price drops and $16 starts to look better."

         9. Tactic 1 is described further below at paragraphs 38, 39, 40, 41, 42, 43, 44, 51, 52, 53, 54, 54.1, 54.p, 55, 55.a, 55.b, 55.c, 55.d, 56, 60,
62, 69, 70, 71, 72, 73, 74, 75, 76, and 80.

TACTIC 2: ORACLE HAS DELAYED RESOLUTION OF DISPUTES SURROUNDING THE "TENDER
          OFFER" IN ORDER TO HARM PEOPLESOFT DUE TO THE VERY PENDENCY OF THE "TENDER OFFER."

                  "Chuck also keeps saying time is on our side, because the more time goes on, the less likely another suitor emerges, the more likely investors start worrying about what will happen to the future of PSFT . . . ."

Internal Oracle Email from Peggy O'Neill to Rebecca Sanda dated June 13,2003.

         10. Oracle has delayed consideration of its "Tender Offer" in order to prolong and magnify harm to PeopleSoft due to the very pendency of the "Tender Offer." Having filed suit against PeopleSoft in Delaware, Oracle has stalled and delayed progress in that matter. Moreover, every genuine bidder tries to clear antitrust review as quickly as possible. On information and belief, Oracle, however, has delayed in its initiation of the process and in its responses to antitrust inquiries from the Department of Justice and the EU. Oracle had declared that it would finish compliance with the DOJ "second request" by October 2003, but Oracle later shifted its public position, issuing statements that indicate it will comply with the DOJ request by late December 2003 or early January 2004. Similarly, Oracle delayed the commencement of the EU review of the "Tender Offer" until mid-October. These tactics have contributed to a cloud of

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uncertainty about PeopleSoft's future. Oracle has now made it clear it intends to continue its scheme well into 2004. Oracle repeatedly asserts "time is on our side." These delays demonstrate that Oracle's purpose is not to purchase Peoplesoft at a fair value, but rather to inflict maximum harm to its competitor.

         11.      Tactic 2 is described further below at paragraphs 44 and 56.

TACTIC 3: ORACLE HAS CREATED FEAR, UNCERTAINTY, AND DOUBT ("FUD") AMONG
          PEOPLESOFT'S CUSTOMERS, PROSPECTIVE CUSTOMERS AND OTHERS BY MISLEADING THEM.

                  "While we have communications targeting PSFT investors . . . we all recognize a need to target PSFT customers."

Internal Oracle email from Robert Eklund, Oracle's vice president of CRM Marketing forwarded on June 16,2003.

         12. Oracle has deliberately engaged in efforts to disrupt Peoplesoft's customer base using the launching pad provided by its hostile "Tender Offer." Instead of focusing its message on the PeopleSoft shareholders to whom the "Tender Offer" was ostensibly addressed, Oracle focused on PeopleSoft's customers. Oracle embarked on a campaign of disinformation in an attempt to cripple PeopleSoft's ability to sell its software and to poach its customers.

         13. Oracle has attempted to cause PeopleSoft's customers to question the future viability of PeopleSoft through Oracle's actions and statements. As Oracle knows well, the introduction of doubt as to a vendor's continued existence can be deadly in this market where customers need a provider who will be there for long term maintenance and support of their enterprise applications. By fostering doubt as to PeopleSoft's ability to survive, Oracle has attempted to destroy PeopleSoft and drive down its share price.

         14. As Oracle intended, industry analysts began suggesting that, in light of the uncertainty created by the "Tender Offer," customers should postpone purchase decisions. Oracle immediately sent this information, and other wildly conflicting stories, to PeopleSoft's current and prospective customers, conveying the message that it was too dangerous to commit to any PeopleSoft deal.

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         15.      Tactic 3 is described further below at paragraphs 39, 40, 45,
46, 47, 49, 50, 53, 54.a through 54.m, 54.0, 55, 55.a, 55.b, 55.c, 55.d, 56, 57,
57.a, 57.b, 57.c, 58, 59, 60, 60.a, 61, 62, 63, 64, 65, 66, 67, 60.a, 68, 71,
74, 76, 78, and 79.

TACTIC 4: ORACLE HAS MISLED THE PUBLIC ABOUT THE BILLIONS OF DOLLARS THAT
          PEOPLESOFT'S CUSTOMERS -- INCLUDING MANY PUBLIC ENTITIES IN CALIFORNIA --WILL HAVE TO INCUR SHOULD ORACLE'S STRATEGY SUCCEED.

                  "It's not an integration. It's migration. Huge difference. We're not planning to maintain and continue development on PSFT's product lines."

Internal Oracle Email from Peggy O'Neill dated June 6,2003.

         16. In launching its "Tender Offer," Oracle announced its true intent to forever discontinue PeopleSoft products. These statements created immediate and severe concern among PeopleSoft customers including many California public entities because Oracle's statements necessarily implied that the customers will incur billions of dollars in costs as a result of Oracle's scheme.

         17. PeopleSoft and Oracle are competitors in the market for enterprise applications. The enterprise applications supplied by PeopleSoft and Oracle occupy a central and pervasive role in the businesses of their customers. The software can be used to manage nearly every aspect of a customer's business, including finances, accounting, billing, customer relations, human resources, production, logistics and shipping. Implementing an enterprise applications system is a significant event in the business of a customer, and requires conversion from prior data systems and modification of business methods. This exercise routinely costs millions of dollars for a single company and introduces significant disruption in its business.

         18. Additionally, when customers buy software packages from PeopleSoft and Oracle, they are purchasing software that is intended to be adapted and modified in response to shifting laws, technologies, and business practices and which requires ongoing support and assistance from the seller. For example, PeopleSoft recently provided updates to its financial module to allow compliance with the numerous changes the Sarbanes Oxley legislation mandates for corporate financial controls.

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         19.      Since Oracle's stated intention was to kill PeopleSoft
products and not to continue to meaningfully support PeopleSoft's customers, these customers will have to invest billions of dollars to "migrate" to products that are being offered only by Oracle.

         20. In the several weeks immediately following the launch of its "Tender Offer," Oracle was subjected to severe criticism for these intentions. Government authorities from California and other states began investigations and hearings into the huge costs that the loss of PeopleSoft would impose on their public agencies and the public.

         21. Oracle responded with a concerted and misleading campaign, including public statements, "town-hall" meetings with customers, advertisements, and materials on its web site, all designed to assuage customers and preempt their concerns. These statements are intended to suggest to PeopleSoft's customers that they can continue to use PeopleSoft software for as long as they need. However Oracle well understands that these statements are hollow and misleading, because unless Oracle provides the same updates for PeopleSoft software as it does for its own products, PeopleSoft customers will soon be left with an obsolete product. Despite its many reassuring statements, all Oracle intends to do is to provide "bug fixes" and other routine measures so that PeopleSoft's products are frozen and immediately become inferior and effectively useless.

         22. In addition to hollow promises of support, Larry Ellison has personally promised a "graceful" migration to Oracle's applications. This "promise" is misleading because Oracle has not developed any of the "very robust migration tools" it has promised. Such a promise of a "graceful" migration was not only false but also directly contrary to Oracle's own internal assessment. In fact, internal Oracle documents demonstrate Oracle knew that any migration "can be messy." A June 7,2003 email also reveals that even Oracle's own employees thought their CEO's statements about migration were untrue: "I DON'T MIND [ANALYSTS] THUMPING US FOR BEING OVERLY SIMPLISTIC IN MIGRATING CUSTOMERS FROM PSFT TO IIi [AN ORACLE PRODUCT] - I'M SURE IT'S NOT AS EASY AS LJE [LARRY
J. ELLISON] WAS TRYING TO MAKE IT SOUND LIKE."

         23. Oracle's false promises regarding support and migration are designed to deflect criticism from customers and potential customers of its deal, including potential criticism and

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regulatory action against Oracle by California governments and agencies that run on PeopleSoft applications. This deflection is intended to allow Oracle to continue its scheme to destroy PeopleSoft.

         24. Tactic 4 is described further below at paragraphs 45, 46, 47, 48, 49, 50, 54.a, 54.c, 54.d, 54.f, 54.j, 54.n, 55.d, 78, and 79.

                            THE HARM CAUSED BY ORACLE

         25. Oracle's illegal scheme and tactics pose serious threats to the public and PeopleSoft's customers, PeopleSoft's shareholders and PeopleSoft:

                  a.       THREAT TO THE PUBLIC AND PEOPLESOFT'S CUSTOMERS:
Oracle's scheme and tactics will hurt PeopleSoft's customers by eliminating a strong competitor from the market and forcing customers to pay billions of dollars for migration to Oracle's alternate and inferior software platforms. In particular, PeopleSoft's many customers in California government and higher education will suffer substantial forced migration costs if Oracle should succeed in destroying PeopleSoft. This is not the first time that Oracle has harmed California's public as evidenced by the scandal over Oracle's May 2001 long term licensing contract with the State. In an investigation of that scandal, the California State Auditor found that Oracle took advantage of inexperienced state negotiators to lock in an unfavorable and costly contract costing the state millions of dollars. The Auditor's report included these findings regarding Oracle:

                  "Oracle is known for using sales tactics to close long-term, large-scale contracts that 'lock in' customers who will find it costly to ever switch to a competitor."

                  "Oracle's business strategies include the following: . . .

                           - Practicing the Oracle maxim, 'lock customers in and
                           lock competitors out' . . ..

                           - Oracle has a history of changing the way that it licenses products, making long-term commitments problematic."

                  b. THREAT TO PEOPLESOFT'S SHAREHOLDERS: Oracle has threatened harm to PeopleSoft's shareholders by seeking to reduce the value of PeopleSoft so that the company could be destroyed or bought on the cheap and shut down.

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                  c.       THREAT TO PEOPLESOFT: Oracle has threatened harm to
Peoplesoft by Oracle's efforts to destroy PeopleSoft through frightening PeopleSoft's customers away, or, if that fails to kill off PeopleSoft, by an acquisition at an unfair price.

                           INJUNCTIVE RELIEF NECESSARY

         26. Oracle's scheme and tactics must be stopped immediately through appropriate injunctive relief.

                                 II.      PARTIES

         27. PeopleSoft is a Delaware corporation, incorporated in 1987. Approximately 3,500 of its more than 13,000 employees work out of its principal place of business in Pleasanton, Alameda County, California. PeopleSoft is a leading developer and provider of software technologies and products that manage financial services, human resources, customer, and supplier relationships and business operations. PeopleSoft is and was at all times relevant herein qualified to do business in California.

         28. J.D. Edwards is a Delaware corporation, founded in 1977. J.D. Edwards' principal place of business is Denver, Colorado, and is and was at all times relevant herein qualified to do business in the State of California. J.D. Edwards is a leading developer and provider of software technologies and products designed to improve an organization's internal operations. On July 18, 2003, PeopleSoft announced that it had successfully acquired over eighty eight-percent (88%) of the outstanding shares of J.D. Edwards pursuant to an exchange offer, and it acquired the remaining shares at the end of August 2003.

         29. Plaintiffs are informed and believe and on that basis allege that Defendant Oracle is a Delaware corporation with its principal place of business in Redwood City, California.

         30. Plaintiffs are informed and believe and on that basis allege that Defendant Pepper Acquisition Corp. is a Delaware corporation formed by Defendant Oracle solely to receive shares in the "Tender Offer," with its principal place of business in Redwood City, California.

         31. Plaintiffs currently are unaware of the true names and capacities of Does 1 through 100, inclusive, whether individual, partnership, corporation, unincorporated association, or

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otherwise, and therefore sue these defendants by such fictitious names.
Plaintiffs will amend this Second Amended Complaint to allege their true names and capacities when ascertained.

         32. Plaintiffs are informed and believe and on that basis allege that at all material times, each of the defendants, including Does 1 through 100, was the agent, servant, employee, partner, joint venturer, representative, subsidiary, parent, affiliate, alter ego, or co-conspirator of the others, that in doing the things hereafter alleged, each was acting within the scope of such agency, service, employment, partnership, joint venture, representation, affiliation, or conspiracy, and that each is legally responsible for the acts and omissions of the others.

                        III.     JURISDICTION AND VENUE

         33. Plaintiff PeopleSoft resides in the County of Alameda. Plaintiff J.D. Edwards does business in this County and all defendants have the necessary minimum contacts with this forum for the Court to exercise personal jurisdiction. In addition, liability arose in Alameda County.

         34. The amount in controversy exceeds the minimum for unlimited civil jurisdiction of this Court.

                         IV.      FACTUAL ALLEGATIONS

         35. On June 2,2003, PeopleSoft announced that it had reached a definitive agreement to merge with J.D. Edwards in a $1.7 billion stock-for-stock transaction. The PeopleSoft and J.D. Edwards combination results in the world's second largest enterprise applications software company, displacing defendant Oracle from that position.

         36. On Friday, June 6,2003, only four days after the merger announcement, Oracle announced that it planned to commence the "Tender Offer" the following Monday. The $16 cash offer was a mere 5.9% above the previous day's closing market price of $15.11 per share and approximately $0.50 per share lower than PeopleSoft's 30-day high. On June 9,2003, Oracle formally commenced the "Tender Offer." Oracle's CEO described this move as a "war game in a box" that had been "pre-scripted" in case PeopleSoft agreed to merge with J.D. Edwards.

         37. Oracle launched its hostile takeover of PeopleSoft with a promise to scrap PeopleSoft's software. Oracle's CEO, Larry Ellison announced that Oracle would cease selling

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PeopleSoft's products to new customers. ORACLE'S CFO, JEFF HENLEY, TOLD A PRESS
CONFERENCE THAT ORACLE DID NOT INTEND TO "KEEP [PEOPLESOFT] ALIVE." Oracle's Executive Vice President admitted that PeopleSoft's products would be placed in "maintenance mode," but customers should not be concerned because Oracle was going to offer "as graceful of a migration path as possible." Oracle's Executive Vice President and a member of its Board, Safra Catz, admitted in an internal email: "WE REALLY WON'T BE CONTINUING [PEOPLESOFT'S] PRODUCT LINE."

         38. By initially announcing that Oracle intended to discontinue PeopleSoft's acclaimed software applications and issuing numerous false and misleading statements together with a hostile "Tender Offer," Oracle hoped to harm PeopleSoft as a competitor in the applications software space, adversely affect PeopleSoft's sales, poach PeopleSoft's prospective customers, and otherwise interfere with PeopleSoft's customer relationships through a concerted campaign of fear, uncertainty and doubt.

         39. Oracle's scheme was so transparent that shortly after it was announced, its seriousness was widely questioned by industry observers. As Mark Veverka said in a Barron's Online article dated June 9, 2003, analysts and investment bankers "seem to agree that [Oracle CEO Larry] Ellison is not terribly serious about buying PeopleSoft," but "by making a run at the company through an offer that was market value in cash, Ellison at the very least can create confusion, uncertainty and chaos among the customers and employees of both PeopleSoft and J.D. Edwards." Says Jeff Matthews, general partner at Ram Partners, a Greenwich, Connecticut-based hedge fund: "[I]T SOUNDS LIKE THEY
WANT TO SHUT DOWN PEOPLESOFT ALMOST ENTIRELY. THIS ISN'T A TAKEOVER; IT'S A HOSTAGE-TAKING." Those views are perhaps guided by Mr. Ellison's prior forays into hostile takeover attempts of Apple Computer (where he launched and quickly withdrew what he called a "trial balloon"), and Gupta Corporation (where he moved to acquire the company ostensibly to improve Oracle's low-end product line, and then later abandoned the unsolicited bid while still making a profit). Ellison has been misleading with regard to his interest in J.D. Edwards, as well. Oracle initially sued PeopleSoft to block the J.D. Edwards acquisition, and inserted a condition in its "Tender Offer" that would have allowed Oracle to abandon the "Tender Offer" in the event PeopleSoft acquired J.D. Edwards by issuing new shares of

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PeopleSoft stock. As well, Ellison publicly disparaged and belittled J.D.
Edwards, injecting confusion into J.D. Edwards' customer base due to the perception that Oracle's acquisition of PeopleSoft might result in the cancellation of the Peoplesoft-J.D. Edwards merger agreement. After analysts and industry observers denounced the "Tender Offer" as a transparent effort to disrupt PeopleSoft's acquisition of J.D. Edwards - and after this lawsuit was first filed - Ellison suddenly changed course, stating that he "would love to have both PeopleSoft and J.D. Edwards." In fact, Ellison never disclosed that Oracle had been considering the possible acquisition of J.D. Edwards in the months immediately preceding PeopleSoft's announcement of its acquisition of J.D. Edwards, and that its investment bankers had made confidential presentations to Oracle management as early as the Fall of 2002, concerning a possible strategic relationship with J.D. Edwards.

         40. Mr. Ellison recently proclaimed "with or without us, PeopleSoft cannot survive." PeopleSoft is informed and believes, and thereon alleges, that Ellison also has told PeopleSoft customers directly that PeopleSoft is "dead." Oracle's tactics demonstrate that Oracle is following its CEO's command to destroy PeopleSoft. As part of its orchestrated "war game in a box," Oracle mistakenly assumed it would have ten days to launch an assault on PeopleSoft's customer base without being impeded by PeopleSoft because under federal law, PeopleSoft had ten days to consider the offer before responding to it. Thus, Oracle's strategy included immediately contacting industry analysts in an attempt to influence their views. As O'Neill, who worked on influencing industry analysts, put it: "Therefore, we have this 10-day window to actively talk with analysts and PSFT won't be in a position to answer back."

         41. Internal Oracle documents reveal that the purpose of this attempt to mold the opinions of the industry analysts was at least two-fold. First, Oracle hoped to convince the industry analysts that moving from their PeopleSoft products to Oracle products was somehow good for the customer. Second, Oracle took the view that anything that could hurt PeopleSoft in the marketplace could drive down the price of PeopleSoft stock, thereby making Oracle's low-ball offer appear attractive to Peoplesoft's stockholders.

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         42.      Oracle knows - but has studiously failed to fairly disclose to the public - that there are potentially insurmountable barriers to consummating the "Tender Offer." Indeed, buried in the documents filed with the SEC which describe the "Tender Offer" is the fact that Oracle is under no obligation to purchase a single tendered PeopleSoft share should it determine that (a) the disruption to PeopleSoft's sales and business - disruption that Oracle itself is causing by launching the "Tender Offer" and engaging in the unfair trade practices directed at PeopleSoft and its customers - is a "materially adverse" development, or (b) "the value of the [PeopleSoft] shares to us" has materially lessened. These facts reveal the "Tender Offer" to be completely illusory, and further expose the motivation behind it. Nevertheless, Oracle's management continued to mislead the market, and PeopleSoft customers, concerning the hugely conditional nature of its "Tender Offer." As Oracle's CFO, Jeff Henley, obscurely noted in Oracle's June 16 conference call, "if all those conditions are met, I think it's an unconditional offer." By launching its offer near the close of PeopleSoft's second fiscal quarter, Oracle designed it to cause maximum harm to PeopleSoft by trying to impair PeopleSoft's financial results for the quarter, possibly causing PeopleSoft's stock price to decrease. Should that happen in the future, Oracle can claim a "materially adverse" development that lessens the "value to us" of PeopleSoft's shares, and then just walk away from the "Tender Offer" without having purchased a single share.

         43. Lastly, Oracle faces a formidable barrier in its attempt to eliminate competition through its hostile "Tender Offer": the federal, state and foreign antitrust laws. Oracle's plans are undergoing a rigorous analysis by skeptical government regulators and attorneys, and the outcome of its mandatory antitrust review is in serious doubt. Despite Oracle's early pronouncements of a "highly fragmented" market and claims that its "Tender Offer" presented no antitrust difficulties, on June 30, 2003, the Antitrust Division of the United States Department of Justice issued its "second request" - indicating that the proposed transaction will receive heightened antitrust scrutiny and could potentially be blocked - seeking extensive additional information necessary for its investigation. Earlier, on June 18,2003, Connecticut's Governor, Attorney General, and Comptroller announced they had filed an antitrust lawsuit against Oracle to block the hostile takeover of PeopleSoft, noting in their press release that Oracle's proposed

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takeover "would violate state and federal anti-trust laws, directly damage the state and its economy, and raise prices for businesses, governments and consumers by significantly reducing competition in the markets PeopleSoft serves and forcing current PeopleSoft customers to replace their software with other companies' products." That press release also announced the assembly of a "powerful coalition of states and other consumers that will suffer the same unacceptable costs if this unlawful, anti-competitive takeover is permitted." It was subsequently announced on August 1, 2003, that Attorneys General from approximately 30 states had formally agreed to cooperate in an antitrust investigation of Oracle's hostile "Tender Offer." In addition, CNET reported on August 8,2003, that "Oracle's hostile bid for PeopleSoft is currently under review by Canadian antitrust regulators," who began their review "shortly after the software company announced its plans in June to acquire competitor PeopleSoft in a hostile bid." Meta Group, an industry analysis firm, stated on July 23,2003, that among the "numerous obstacles that make [the "Tender Offer"] unlikely to be consummated in its current form" is that a ruling from the Justice Department is still "3-6 months away."

         44. Despite the fact that Oracle launched its "Tender Offer" on June 6,2003, Oracle did not notify the European Union in order to obtain EU approval until four months later in mid-October 2003. On November 17,2003, The European Commission announced that it had started a detailed second phase investigation into the proposed acquisition by Oracle. The Commission stated "The initial one-month investigation has shown that the combination of two of the largest competitors in the market merits further analysis especially as the number of key players would be reduced from three to two -- Oracle and SAP -- in certain applications software markets. The Commission may also investigate any potential effects in the relational database market, where Oracle has a particularly strong presence." The EU investigation is estimated to continue through March of 2004.

         A.       CUSTOMER AND INDUSTRY REACTION TO THE "TENDER OFFER"

         45. Oracle's initial announcement caused a firestorm of angry customer and prospective customer reaction, especially because Oracle had essentially announced that multi-million-dollar investments in enterprise software by Peoplesoft's thousands of customers would

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be in severe jeopardy, that customers who had earlier considered and rejected
Oracle's troubled application products would ultimately be forced to "migrate" to Oracle's products, and those customers who did not utilize Oracle's database products would be forced to switch database platforms as well as migrate their applications.

         46. Industry groups also noted the enormous threat posed by Oracle. As one worried customer told Dow Jones Business News, switching to Oracle will be "almost like starting over." The Higher Education User Group issued a press release advising that:

                  [Oracle's] threat to terminate development of our higher education applications is appalling. The offer to help us migrate our applications onto a different suite is unacceptable in terms of impact to our students, to our faculty, and to our staff," stated Ola Faucher, HUEG President. "A migration to an ERP suite we purposely did not choose in the first place would force our institutions to expend vast amounts of money, precious staff time and talent, and place our core business processes at risk.

The Distributors and Manufacturers User Group issued its own press release, opining that:

                  Oracle must have very little respect for PeopleSoft's customers to believe that any manufacturing organization running mission-critical applications could 'gracefully' switch from one vendor's application suite to another at minimal cost. Oracle's declared strategy would cost manufacturing customers millions of dollars and disrupt their operations.

In a press release, the International Customer Advisory Board, an independent 17 member organization representing PeopleSoft's customers worldwide, stated that:

                  Oracle's expressed intention to discontinue the PeopleSoft product line is of grave concern to organizations that have chosen PeopleSoft applications to run their businesses. We feel strongly that an Oracle acquisition of PeopleSoft would reduce competition and force PeopleSoft users to migrate from their current applications and possibly database platforms -- this unnecessary, expensive and risky effort is clearly not in the best interest of PeopleSoft customers.

         Similarly, Quest, the J.D. Edwards User Group, an independent organization representing J.D. Edwards users in more the 50 countries, came out in favor of PeopleSoft's merger with J.D. Edwards and against the Oracle takeover bid, stating:

                  We believe the Oracle deal would significantly reduce the number and quality of choices for consumers of enterprise software and,

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                  ultimately, substantially harm the members of our
                  organization. . . .The 'sound bites' from Oracle's upper
                  management suggest that this deal is not intended to benefit consumers by enhancing the current product offerings of either company, but rather to remove one competitor from the marketplace. The loser in the end won't be J.D. Edwards, PeopleSoft or Oracle. It will be users, such as those represented by Quest.

The Healthcare Industry User Group has likewise noted its opposition to the deal:

                  [Oracle's] offer to help us migrate our applications to a
                  different suite is anything but reassuring....At a time when
                  44 million Americans remain uninsured and the economy is in a downturn, healthcare institutions have a responsibility to use their resources wisely. Investing millions of dollars migrating to an ERP solution that most of us did not choose in the first place is clearly not in our best interest. In addition to the monetary investment, the training time for staff would pose a real threat of placing our core business processes at risk.

         47. A December 1, 2003 report by an analyst group, Freidman Billings Ramsey, reported that PeopleSoft is the preferred vendor for ERP (enterprise resource planning) applications among a group of sophisticated software vendors. The report noted that "PSFT also received high praises for satisfaction from respondents" and "PSFT was the overwhelming favorite in terms of HR software-- no surprise, as this has always been the company's "bread and butter". The report stated:

                  "What we believe is noteworthy in the survey results is the high satisfaction levels for PSFT. We believe that customer satisfaction speaks to PSFT's strong execution during this challenging spending environment, a stark contrast to the less than stellar results from some of its closest peers. Regarding ORCL's tender offer, a handful of respondents we spoke with remain somewhat concerned about this lingering issue, but all are considerably less concerned today than they were when the hostile bid was first announced. ONE LONG-TIME PSFT CUSTOMER COMMENTED THAT HE WOULD "DREAD" A POTENTIAL MOVE TO ORCL's PLATFORM (IF THE COMPANY WERE SUCCESSFUL IN ITS BID)." (Emphasis added).

         48. In what several prominent news organizations and analysts have branded "backpedaling," Oracle began issuing announcements that it was now "committed" to supporting PeopleSoft products, but without (a) retracting its earlier statements and (b) providing any meaningful detail as to what its new "commitment" entails. Despite its public statements and advertisements that it would provide "flexible upgrades" for PeopleSoft products, Oracle never has said what that means, because it candidly does not intend to provide such upgrades--only

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"maintenance mode." As one industry observer has stated, if Oracle stops upgrading the PeopleSoft product line, "in this industry that is a quick death."

         49. In furtherance of Oracle's scheme to destroy PeopleSoft, Oracle's senior management approved a plan to divert customers from PeopleSoft with an offer for a free license to Oracle software applications on a "module for module" swap basis. For example, if a PeopleSoft customer was running PeopleSoft's HR application, Oracle would offer a free license to its equivalent HR application module. As originally discussed within Oracle, the offer was an "early extension" of the offer that Oracle already intended to make if its "Tender Offer" was successful-it was simply accelerating the timing of the offer to the pre-acquisition time period.

         50. Oracle appears initially to have targeted the "swap" program to only PeopleSoft customers running PeopleSoft version 7.5 - ostensibly because these customers will be coming off support at the end of 2003, and are in the midst of making decisions on whether to upgrade to version 8 or to go to another vendor. For example:

                                 [REDACTED TEXT]

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                                 [REDACTED TEXT]

         B.       MARKET REACTION TO THE "TENDER OFFER"

         51. Market reaction to the announcement of the "Tender Offer" was swift and decisive. The market considered the price offered by Oracle for PeopleSoft shares to be significantly lower than their true value-an attempt to "lowball" PeopleSoft's shareholders. In the hours following Oracle's announcement, the market price of PeopleSoft's shares increased in value by over 23%, finally closing on June 6, 2003, at $17.82, an increase of almost 18% over the previous day's close and $1.82 (11.4%) higher than Oracle's $16 per share offer.

         52. Oracle's machinations did not escape notice by commentators and analysts, who agreed that Oracle's initial offer was not serious, and Oracle's stated intention to eliminate PeopleSoft's products on completion of the "Tender Offer" was designed to, and likely would have, a chilling effect on PeopleSoft's existing and potential customers, perhaps causing them either to abandon PeopleSoft altogether or delay new sales and product upgrades until the fate of the company is clarified. In one particularly memorable June 16, 2003 news conference, Oracle's harried executives were met with a firestorm of criticism so extensive that Oracle did not post the transcript on its website, claiming falsely that "technical difficulties" prevented it from doing so. The truth is Oracle had a transcript of that session, but chose not to publish it on its web site because of the harsh nature of the questions posed by analysts and the press. The full transcript, which Oracle only recently produced to PeopleSoft as "confidential," is revealing. One analyst advised Chuck Phillips and Jeff Henley that Oracle's bid was "dramatically under-valued"; he was happy PeopleSoft was fighting back "because you guys were screwing with their business"; "if you made a real bid, it would be a different story"; what the Oracle executives were saying

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"sounds ridiculous"; this "was a bullshit bid -- using the vernacular, okay?";
and a recent Wall Street Journal article was correct in saying that "Larry Ellison is not real, that he does this all the time, that he makes B.S. things and then doesn't follow through on them." Another analyst continued the harsh observations about Oracle: "you're illustrating exactly why a lot of people don't like your company... no one supports you, no one believes you." One analyst was cut off by Oracle when he said Oracle was "appealing to the lowest common denominator of short term shareholder's interest," and that Oracle was proving "that all you're trying to do is disrupt" the J.D. Edwards merger. An additional questioner observed, "If I was a PeopleSoft customer right now, I would probably be pretty unhappy that I have to go through a very expensive migration over to Oracle." One participant noted that "the approach you're trying to work now... appears to me to continue to badmouth PeopleSoft." The relentless criticism finally prompted Henley to note that he was "running out of patience" with the questions he was receiving. As reported in the Wall Street Journal, Oracle's Phillips acknowledged that "from the very first meeting, there were fingers pointed in my face."

         53. In light of the furious reaction of financial and market analysts, Oracle raised its offer to $19.50, falsely claiming that it did so because the feedback it had received from PeopleSoft shareholders indicated that a $19.50 price was appropriate. In fact, as of December 11, 2003, only about 6% of PeopleSoft stockholders had found this price attractive enough to cause them to tender their shares to Oracle, and there is no reason to believe that Oracle's "Tender Offer" will ever be consummated. Nevertheless, Oracle persists with its "customer outreach campaign" to disrupt PeopleSoft customer relationships, under the guise of its clearly inadequate "Tender Offer."

         C.       ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS AND
                  OMISSIONS

         54. Oracle's false, misleading and deceptive statements and omissions have included: (i) mischaracterizing what Oracle initially told the public about its plans to stop selling PeopleSoft products; (ii) mischaracterizing or omitting vital information about PeopleSoft's products;
(iii) mischaracterizing or omitting vital information about Oracle's ability to provide support to PeopleSoft's customers; (iv) mischaracterizing or omitting vital information about the

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cost to PeopleSoft customers of its plan to "migrate" them to Oracle; (v)
mischaracterizing or omitting vital information about its true intentions vis-a-vis PeopleSoft and its products; and (vi) failing to disclose that government regulators are unlikely to allow Oracle to acquire PeopleSoft. The following Oracle statements are representative of the false, misleading, and deceptive statements Oracle has made:

                  a. In its conference call of June 6, 2003, called ostensibly to announce its offer to purchase stock from shareholders, Oracle directed its focus to PeopleSoft's customers. Thus, Oracle claimed "[PeopleSoft customers] will also be offered a no extra license charge [sic], a product migration to the equivalent Oracle product." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. The license charge is only one relatively small part of the total cost of ownership of software that businesses use to run their enterprises. PeopleSoft's customers will have to incur consulting, integration, and conversion costs, over and above any waived license fee, and those costs will be substantial. A substantial portion of PeopleSoft's current customers who do not run their PeopleSoft products on the Oracle database would have to purchase and switch to an entirely new database, potentially costing them millions of dollars in out-of-pocket costs, along with the attendant business disruption costs that would result from such a massive undertaking.

                  b. Oracle also claimed during that call: "Though we will not be actively selling PeopleSoft products to new customers, we will provide enhanced support for all PeopleSoft products.... For PeopleSoft customers, we'll provide enhanced support and make it easy for them to upgrade to a broader and fully integrated E-business suite... One of the things we're going to do immediately is improve the quality of support." In addition, in an amendment to Oracle's "Tender Offer" Statement filed with the SEC on June 10 (the "June 10 Amendment"), Oracle stated that "Customer support will improve." These statements are false, misleading, and likely to deceive PeopleSoft customers, and they omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claim that it will provide enhanced support-especially if Oracle fires the bulk of PeopleSoft's employees, as its CEO has predicted,

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or those employees simply refuse employment with Oracle. Moreover, Oracle has omitted critical information about which PeopleSoft customers will be entitled to upgrade rights, and which will be stranded with a product Oracle will eliminate; Oracle has not disclosed whether, for example, new Peoplesoft customers who sign contracts after the "Tender Offer" commenced will be entitled to upgrade rights, or whether these new customers will become an "orphan" class of PeopleSoft customers. Further, Oracle's support for its own products leaves much to be desired, and Oracle will be hard pressed to show how it can "enhance or "improve" PeopleSoft's support of its own products.

                  c. Oracle also stated on the June 6 call: "PeopleSoft customers will benefit from having access to a migration path that will be optimized for moving to a broader and more fully integrated E-business suite" and "PeopleSoft's development team will also build the upgrade migration scripts from PeopleSoft products to the Oracle E-Business Suite." These statements are false, misleading, and likely to deceive PeopleSoft customers, and omit facts which render them deceptive and misleading. Oracle's subsequent public statements falsely claimed it did not intend to migrate customers from their chosen PeopleSoft products to Oracle products and falsely claimed its public record statements had been "misconstrued." Further, Oracle applications only run on Oracle's database and application server. Moreover, as with all hostile takeovers, there is no guarantee that Oracle will have a "PeopleSoft development team" to create such a "migration path." Indeed, an email from Chuck Phillips to a PeopleSoft customer states that "migrating between releases is never cost free," and that migration is "not magic and will require some consulting for the considerable future." In addition, Phillips stated, "You are correct that migrating between releases is never cost free and consulting is involved. We never said otherwise and that's a fact of life as anyone remotely familiar with software knows." Oracle internal communications produced to date show that, rather than being "easy" or "graceful," the migration of PeopleSoft customers to the Oracle platform was being described as "messy" - and certainly "not as easy" as Ellison and other top Oracle management were publicly stating. Despite these internal acknowledgements that the migration of PeopleSoft customers to the

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Oracle platform would be extremely time consuming and costly, Larry Ellison nevertheless continued to push the plan to talk to PeopleSoft customers about how "to make migration easy."

                  d. Oracle's statements that its migration path for PeopleSoft customers would be "graceful" and "easy" also are false and misleading because they fail to disclose that the true costs of a complex migration from PeopleSoft to Oracle applications could be millions of dollars per customer. As the Meta Group observed in a research report dated June 6,2003 such a migration "would require about 80% of the original work and effort of a wholly new" enterprise software installation. Oracle has offered PeopleSoft customers "free licenses" for Oracle's enterprise software applications, while downplaying the significant cost customers would face to purchase the Oracle database platform, and to otherwise migrate to the Oracle platform. These massive additional and unplanned migration costs will significantly impact public institutions and state and local government agencies in the State of California, and adversely affect California citizens and taxpayers who ultimately will be required to shoulder the financial burden of these unforeseen expenses. Similar migration costs may be incurred by public institutions in other states throughout the United States.

                  e. Oracle also represented on the June 6 call: "most PeopleSoft customers are running on the Oracle database, so immediately we can provide one-stop support supporting both their applications and their install [sic] base." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. A substantial portion of PeopleSoft's current customers do not run their PeopleSoft products on the Oracle database and may have to purchase and switch to an entirely new database, potentially costing them millions of dollars. All will suffer disruption to their business because of a conversion to new, often mission-critical systems. In addition, the statement failed to disclose that even customers who run their PeopleSoft products on the Oracle database have customized the software extensively, and such customization may be difficult for Oracle to support even if the customer is on an Oracle database.

                  f. On the June 6 call, Oracle promised to make the migration from Peoplesoft 7 to Oracle's E-business suite "easy" and "graceful." This statement is false, misleading, and

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likely to deceive PeopleSoft customers, and omits critical information which
Oracle knows is vital to PeopleSoft customers. First, it runs directly contrary to Oracle's later claims that it does not intend to "migrate" PeopleSoft customers to Oracle products. Numerous industry experts have scoffed at these "easy" and "graceful" claims as 2003 examples of Oracle's legendary practice of selling products and services that do not exist. A substantial portion of PeopleSoft's current customers do not run their PeopleSoft products on the Oracle database and will have to purchase and switch to an entirely new database, potentially costing them millions of dollars and disrupting legions of other software programs and solutions running on their existing database. The claim also relies on the unwarranted assumption Oracle will be able to hire the "top" PeopleSoft developers necessary for such a migration.

                  g. On the June 6 call, Oracle made the following present tense statement: "We're also taking some of the top PeopleSoft developers . . . .." This is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has taken none of PeopleSoft's developers pursuant to its "Tender Offer," let alone any of its "top" developers.

                  h. Oracle stated in the June 10 Amendment: "Many members of the PeopleSoft product development team will join the Oracle development organization to ensure that subsequent versions of the Oracle E-Business Suite will have the best features from both product families and benefit from the contributions of those developers to enhance our products." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that many members of PeopleSoft's product development team "will" be joining Oracle at any time, and Oracle fails to disclose that if such PeopleSoft employees do not choose to work for Oracle, its professed plan to integrate "the best features from both product families" will fail.

                  i.       Oracle's Ellison also stated on the June 6 call:
"[i]t's not easy to move from PeopleSoft 7 to PeopleSoft 8. Just going from PeopleSoft 7 to PeopleSoft 8 is a major, major effort." Ellison went on to claim "It's certainly as easy as going from Peoplesoft 7 to PeopleSoft 8, moving to Oracle products." These statements are false, misleading, and likely to

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deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that it is just as "easy" to switch to a very different Oracle product, with its different platform and user interfaces. In fact, contemporaneous internal Oracle documents show that on June 7,2003, Peggy O'Neill emailed Chuck Phillips to say that "analysts [were] dinging [Oracle] for glossing over that very same migration." She conceded that "depending on how we do it, the migration can be messy, and they're calling us on it."

                  j.       Oracle also stated on the June 6 call: "we're not
going to push the PeopleSoft customers to move to Oracle . . . . [O]ur intention is to improve and extend the support services to [PeopleSoft's] customers."
This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle announced that it plans to eliminate the PeopleSoft product line - requiring Peoplesoft's customers to change to some other product-and has offered its software for "free." Indeed, Oracle betrayed its real intent later in the call: "we'll try to figure out how many [PeopleSoft customers] are moving from PeopleSoft 7 to PeopleSoft 8, assess an interest [in] how many want to move to the Oracle E-business suite and how soon." Oracle sales representatives have also advised customers that Oracle will "within time migrate PeopleSoft customers over to Oracle," and "all future products will be offered on the Oracle platform."

                  k. In its June 9,2003 Offer to Purchase, available on Oracle's web-site and filed with the SEC, Oracle reiterated many of the false, misleading, and/or deceptive statements discussed above. Oracle stated that it will be "providing enhanced and extended support for the Company's products, incorporating advanced features from the Company's products into future versions of the Oracle eBusiness Suite, facilitating the migration path for the Company's customers from the Company's products to the Oracle eBusiness Suite . . . ." For the reasons discussed above, these statements are false, misleading, and likely to deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers.

                  1. Oracle was widely criticized for its initial position it intended to buy and then kill off PeopleSoft. Oracle's reaction was to backpedal and then claim it had been misquoted

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or its statements misconstrued. The July 14, 2003 Daily Deal put it succinctly:
"After capturing international headlines by initially blurting out that Oracle Corp. would shutter rival PeopleSoft Inc. and scrap its line of enterprise software products should its hostile bid succeed, Oracle's CEO Larry Ellison has been energetically backpedaling." That Oracle backpedaling went so far as to include during a July 17 "Town Hall" meeting for PeopleSoft customers, a claim by Oracle's Chuck Phillips that Oracle had never said it would not sell PeopleSoft products to new customers and was actually going to continue to improve and enhance PeopleSoft products. The truth was that Phillips himself had told the press earlier that Peoplesoft's products would be put in "maintenance mode" by Oracle, and Oracle's CEO had told the public the products would not be sold to new customers. Moreover, Ellison's "right hand" executive, Safra Catz, sent an email on June 6, 2003 stating unequivocally that "we really won't be continuing their product line."

                  m. Oracle also falsely communicated to PeopleSoft customers that its ability to successfully complete the very complex integration of PeopleSoft features and functions into existing Oracle database and applications products is fairly demonstrated by its previous experience in managing the support and integration of the RDB database platform acquired from Digital Electronics Corporation in 1994. For example, in a press release dated June 20,2003, targeted to PeopleSoft customers, Larry Ellison sought to assure customers by saying, "We know how to do this. Ask any customer from our RDB database acquisition from Digital Equipment Corporation. Nearly nine years later, we are still providing world-class support to thousands of RDB customers running mission-critical applications." Similarly, in its "PeopleSoft Customers Town Hall" on July 17, 2003, Chuck Phillips cited Oracle's continuing support for RDB as an example to PeopleSoft customers that "there's no risk to your PeopleSoft IT investment." Contrary to these false assurances that Oracle could handle a complex integration project, Oracle and its senior management failed to disclose the disastrous failed integration effort the company attempted and abandoned with its "Oracle CPG" product. This product, launched in 1996, was an attempt to create an enterprise software solution tailored to the needs of consumer packaged goods producers, including customers such as Tri-Valley Growers and Kellogs. The CPG product was so flawed and problematic that Oracle instructed customers to abandon the product

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in October 2000, in the midst of customer lawsuits and widespread adverse publicity. Ellison admitted publicly that the Oracle CPG product was a "huge mistake," and a Tri-Valley IT manager, speaking to the press after Tri-Valley went bankrupt, referred to the integration effort as "very tragic." Oracle not once mentioned this horrific integration fiasco in its communications with PeopleSoft customers.

                  n. Oracle's campaign of deception even included deception about its own product plans. Notwithstanding Oracle's repeated claims that it now intends to support PeopleSoft's products, the highest levels within Oracle decided to hide from the public Oracle's own decision to announce a "desupport date for [Oracle's] 11.0." As Oracle's spokesperson, Jim Finn, put it in an internal email, announcing Oracle's decision to cease support of its own older product "would be the wrong signal to customers and would be seized upon by PSFT and their advisors to counter Larry's assertions that PSFT customers can take their time upgrading to ORCL. Bad optics."

                  o. Oracle repeatedly represented to the market that its application business was thriving in comparison to PeopleSoft's, and that it was winning in head-to-head competition with PeopleSoft. In truth, Oracle's application business was down 8% from the last fiscal year, and over the last three years, Oracle's applications licensing revenue had declined by almost 25%, while Peoplesoft's increased by approximately 3 1/2%. Further, at the time Ellison was making these claims, he was the recipient of an internal email showing that over the past year, Oracle was losing in head-to-head competition with PeopleSoft.

                  p. On June 17,2003, Larry Ellison observed that Oracle's hostile "Tender Offer" for PeopleSoft posed "no antitrust concern." This statement is false and misleading, because on July 1,2003, after the Justice Department had issued a "second request" for information related to the "Tender Offer" -a development that forced Oracle to abandon its challenge to the J.D. Edwards acquisition, and to put off indefinitely its request for a hearing in the Delaware litigation it had commenced -Ellison admitted that Oracle had "expected" this development.

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         55.      Oracle also launched full-page ads in, and provided interviews for, several major periodicals, including the Wall Street Journal and the New York Times, containing numerous false and misleading statements. By way of example:

                  a. Oracle's CEO attacked PeopleSoft's shareholder rights plan, claiming it should be "outlawed," while failing to disclose that Oracle itself had a more restrictive shareholder rights plan;

                  b. Oracle claimed that PeopleSoft directors were selling shares while advising shareholders not to tender theirs, knowing full well that
(a) only a single director had sold; and (b) that director was selling pursuant to a non-discretionary and publicly-disclosed plan under a safe harbor provision promulgated by the Securities and Exchange Commission;

                  c. Oracle charged PeopleSoft with forming special purpose entities to "bury R&D expenses and distort financial statements," apparently hoping to tar PeopleSoft with an Enron-type scandal, when the only possible transaction relating to R&D that could have been described as a "special purpose entity" was a spin-off made in January 1999, a spin-off that had been reviewed with the SEC beforehand, was the subject of full and extensive public disclosure and which, in any event, was no longer in existence as of late 2002; and

                  d. Oracle claimed that PeopleSoft had launched a "double your money back guarantee" for customers designed as a "poison pill," however, the trigger for payments under that program would never take place unless Oracle was lying about its intention to fully support PeopleSoft's products.

         D. ORACLE HAS INTERFERED WITH PEOPLESOFT'S CONTRACTS AND PROSPECTIVE ECONOMIC ADVANTAGE

         56. Oracle's scheme is and was to force a delay or impede PeopleSoft's signing of a number of customer contracts, which would lead to lower-than-expected license revenues. Dow Jones Business News reports that Oracle Executive Vice President Chuck Phillips "defended the $16 a share price tag, saying PeopleSoft shares could drift lower in coming weeks." CBS Market Watch reported an analyst's prediction that: "[A]s PeopleSoft approaches the end of its second quarter, . . . THE COMPANY WILL HAVE TROUBLE MEETING SALES TARGETS AS CONFUSION ABOUT THE ORACLE

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AND J.D. EDWARDS BIDS SCARES AWAY WOULD-BE CUSTOMERS. AS A RESULT, THE COMPANY'S
STOCK WILL SUFFER, AND ORACLE'S CURRENT OFFER MIGHT LOOK A LOT MORE APPEALING." Internal Oracle documents confirm this was Oracle's plan: hurt PeopleSoft enough such that Oracle's bid looked attractive. Vice President of Oracle Analyst Relations Peggy O'Neill quoted ORACLE'S CHUCK PHILLIPS AS BOASTING, "TIME IS ON OUR SIDE, BECAUSE THE MORE TIME GOES ON, THE LESS LIKELY ANOTHER SUITOR EMERGES, THE MORE LIKELY PEOPLE START WORRYING ABOUT WHAT WILL HAPPEN TO THE FUTURE OF PSFT, as the JDE merger is expected to close in the fall. We might force PSFT to change their JDE terms to a cash deal to accelerate things, who knows? That could hurt PSFT too, and again, the more something hurts PSFT, the more likely that share price drops and $16 starts looking better." O'Neill also crowed that "PSFT is in disarray."

         57. While the "Tender Offer" is ostensibly directed at PeopleSoft's shareholders, Oracle has directed the bulk of its activities at PeopleSoft's customers. Oracle has acted to intentionally interfere with PeopleSoft's contracts and with PeopleSoft's prospective economic advantage, and among other things:

                  a. On June 23,2003, a VICE PRESIDENT OF AN ORACLE SUBSIDIARY WROTE TO PEOPLESOFT CUSTOMER A, ENCLOSING a "document, which [Oracle] consider[s] very important for [Customer A] to take into consideration during your process of evaluation [of a Human Resources product]." THE DOCUMENT WAS THE GARTNER REPORT WHICH (i) ADVISED THOSE CONSIDERING A PURCHASE OF PEOPLESOFT OR J.D. EDWARDS PRODUCTS NOT TO "SIGN A DEAL UNLESS IT BECOMES CLEAR WHETHER ORACLE'S PLANS TO ACQUIRE PEOPLESOFT ARE SERIOUS"; (II) NOTED THAT PEOPLESOFT WILL FEEL A "SHORT-TERM NEGATIVE IMPACT ON REVENUE AS CUSTOMERS DELAY PURCHASE AND UPGRADE DECISIONS"; (iii) opined that "Oracle will benefit by removing an enterprise application competitor"; and (iv) concluded that "Oracle will not support any PeopleSoft products in the long term," and thus "in building any exit strategy, PeopleSoft customers should evaluate how long installed products will support their business needs and should understand what migration plans Oracle will suffer." This report sent out by Oracle also advised customers to breach their contracts with PeopleSoft: "Those that recently decided to upgrade to v.8 [of PeopleSoft's product] should reconsider since Oracle will likely provide only minimal enhancements to v.8." PeopleSoft is informed and

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believes and thereon alleges that Oracle widely disseminated this report and others which advised customers not to purchase or to delay purchases of PeopleSoft products in light of Oracle's hostile "Tender Offer";

                  b. On June 6,2003, the same day Oracle announced its intention to launch its hostile "Tender Offer," AN ORACLE REPRESENTATIVE CONTACTED CUSTOMER B AND TOLD THE CUSTOMER IT WOULD BE "DANGEROUS" TO PURCHASE A PEOPLESOFT PORTAL SOLUTION IN LIGHT OF THE "TENDER OFFER." PeopleSoft is informed and believes and thereon alleges that Oracle's sales representatives and agents made the same and similar remarks to numerous other PeopleSoft customers and prospective customers; and

                  c. On June 27,2003, an Oracle employee emailed PeopleSoft Customer C and advised that Oracle understood Customer C was currently going through a roll-out of PeopleSoft software, and that Oracle would "WITHIN TIME MIGRATE PEOPLESOFT CUSTOMERS OVER TO ORACLE," and that "ALL FUTURE PRODUCTS WILL BE OFFERED ON THE ORACLE PLATFORM." PeopleSoft is informed and believes and thereon alleges that Oracle's sales representatives and agents made the same and similar remarks to numerous other PeopleSoft customers and prospective customers; a

         E. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS - ARE AN ILLEGAL ATTEMPT TO MISLEAD PEOPLESOFT CUSTOMERS AND TO INTERFERE WITH PEOPLESOFT'S CUSTOMER RELATIONSHIPS

         58. Oracle's media blitz and contacts with PeopleSoft customers about the "Tender Offer" -ostensibly aimed at PeopleSoft's shareholders but really directed at PeopleSoft's current and potential customers - is an attempt to confuse those customers, and foster a climate of fear, uncertainty and doubt to harm PeopleSoft's business. The uncertainty and volatility caused by these statements - especially those that threaten to eliminate PeopleSoft's products
- are meant to hurt PeopleSoft's sales by causing customers to delay buying or upgrading PeopleSoft software - if not to facilitate stealing customers from Peoplesoft outright.

         59. Oracle's remarks did not fall on deaf ears among PeopleSoft's competitors. In a June 6,2003 email to his employees with the subject line "Too Good To Be True," Siebel Systems, Inc. CEO Tom Siebel stated: "[I]T APPEARS THAT
ORACLE WILL END-OF-LIFE THE PEOPLESOFT PRODUCT LINE. . . . I SHOULD THINK THAT
MANY CUSTOMERS AND PROSPECTS WOULD FIND THIS A MATTER OF

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SOME CONCERN." German software maker SAP stepped into the fray, launching a campaign, including personal contacts and advertising, to woo PeopleSoft's customers frozen in the wake of the statements Oracle has directed at them under the guise of its "Tender Offer." SAP's president of global field operations told the Wall Street Journal Europe that SAP sales people began contacting PeopleSoft's customers about its offer - which includes "financial incentives" to switch customers to SAP - on Tuesday, June 10.

         60. Having designed its "Tender Offer" and its "plans" for PeopleSoft as a vehicle packed with misrepresentations and deceptions meant to disrupt PeopleSoft's ongoing business, Oracle immediately commenced a concerted campaign to ensure maximum damage to PeopleSoft's business and wreck PeopleSoft's financial results. Within minutes after having announced the "Tender Offer" -in some cases even before - Oracle began communicating directly with Peoplesoft customers. To make sure those customers didn't miss the significance of Oracle's expressed intention to retire PeopleSoft's products - and to cease support for any future enhancements PeopleSoft has planned - ORACLE EMPLOYEES HAVE BEGUN CALLING PEOPLESOFT'S CURRENT AND PROSPECTIVE CUSTOMERS TO DELIVER THE MESSAGE. IN AN ORACLE EMAIL SENT TO "ORACLE EMPLOYEES," AND SUBSEQUENTLY FILED WITH THE SEC, JEFF HENLEY DIRECTED ORACLE EMPLOYEES TO CONTACT PEOPLESOFT CUSTOMERS AND TO ENGAGE ORACLE EXECUTIVES IN TARGETING "SENIOR MANAGEMENT AT KEY CUSTOMERS AROUND THE WORLD." In an email entitled "Marketing Campaign re: PSFT Acquisition," Oracle executives discussed special training for Oracle's sales force for dealing with PeopleSoft Customers so that "SALES CAN IMMEDIATELY CAPITALIZE ON POTENTIAL CUSTOMER INTEREST."

                  a. Just as Oracle intended, this campaign of interference had an immediate impact on a number of PeopleSoft customers. Customer F, who had executed a contract to purchase software and services worth approximately $1.2 million from PeopleSoft only two days before, IMMEDIATELY WROTE TO PEOPLESOFT AND REQUESTED THAT PEOPLESOFT SUSPEND IMPLEMENTATION OF ITS CONTRACT UNTIL AFTER THE UNCERTAINTY INJECTED BY ORACLE'S "TENDER OFFER" HAD BEEN RESOLVED, DESCRIBING ELLISON'S WORDS AS "VERY EXTREME" AND ORACLE'S ACTIONS AS "COMPROMIS[ING] THE FUTURE OF PEOPLESOFT AND ITS SOLUTIONS." Customer G received a copy of

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Oracle's press release and put final negotiations on a transaction with
PeopleSoft on hold. Customer H called off a planned presentation by PeopleSoft due to the "situation between PeopleSoft and Oracle." Customer I advised PeopleSoft that, because Oracle had advised that it would be dangerous to purchase PeopleSoft products in light of Oracle's "Tender Offer," it would postpone its decision to buy until July 7 -the day Oracle's "Tender Offer" was initially supposed to expire. Additionally, an email from Max Hill, an Oracle sales executive, to Jeff Henley indicates that "the acquisition issue has helped our cause" in an attempt to lure a $2.5 million account from PeopleSoft.

         61. As Oracle intended, and as the result of the efforts of Oracle's internal group charged with the responsibility of influencing and shaping their reports, including Jim Finn, Peggy O'Neill, Betty Cho, and Jennifer Glass, industry analysts advised against doing business with PeopleSoft until the fate of the company is clear. Gartner noted that PeopleSoft "will feel a short-term negative impact on revenue as customers delay purchase and upgrade decisions," and advises its clients that "[ilf you're considering a purchase of J.D. Edwards or PeopleSoft products, don't sign a deal until it becomes clear whether Oracle's plans to acquire PeopleSoft are serious." Gartner went on to advise that "PeopleSoft customers will face significant long-term disruption as they feel pressure to migrate to Oracle applications and infrastructure or to find alternatives. . . . Those that recently decided to upgrade to v.8 should reconsider . . . ." Oracle adopted these claims as its own, and sent this report to PeopleSoft customers and prospective customers, with the intent to cause them to cancel or delay their purchase decisions. Oracle's internal group objected to the "tone" of some of the analyst reports, and actively encouraged them to advise customers to delay purchases of PeopleSoft products. Peggy O'Neill even chastised an analyst for using the term "hostile takeover," writing in one email "It is not hostile to try to go after your competitor's customers."

         62. Other industry analysts reporting on Oracle's "Tender Offer" fueled the market perception that Oracle's illegal efforts were having an adverse impact on customer relations. On June 7,2003, Fred A. Hood, a J.D. Edwards customer, told the New York times that: "If I were a PeopleSoft customer, I'd be a tad nervous." Hood also stated that he understood the benefits of

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the merger of PeopleSoft and J.D. Edwards because it would expand the product line, but that Oracle's acquisition of PeopleSoft would result in fewer products rather than more for customers. Silicon.com reports: "If you have [PeopleSoft] 8 or are in the middle of installing it, you've just lost another option. And you know that you're going to face another migration soon - with less choice." Said the Butler Group's Mike Thompson, "Oracle is just wiping out the opposition. . . .. [Oracle] has no plans to sell [PeopleSoft software] and no plans to integrate
it. . . . If there's good technology, they'll pinch it. It's just a wipe-out. .
.. . This just reduces end-user choice-and that is not a good thing." It is in line with an "Oracle only" strategy, as described by Forrester Research:
"Oracle's vision requires using Oracle as the single application and database platform."

         63. Oracle's illegal efforts have already had an effect on PeopleSoft customers' purchasing decisions. On June 19,2003, Customer J sent PeopleSoft a letter stating: "Effective immediately, all negotiations between [Customer J] and PeopleSoft, Inc., are suspended. Oracle's recent attempt to takeover PeopleSoft, Inc., has created a great deal of uncertainty about the long term viability of PeopleSoft's software products. In the event that the 'takeover' is successful, the future of the entire PeopleSoft software product line could be seriously impaired. We will renew negotiations with both parties when we have definitive information on the viability of PeopleSoft, Inc., software products to provide a long term solution for our needs." Customer J stated that "[tlhings were progressing nicely, then out of the blue Mr. Ellison decides to take a shot at PeopleSoft," and that "[wle made a decision, given the uncertainty, that we suspend negotiations. Why spend dollars and resources negotiating if we don't know what the outcome will be?"

         64. As another example, Customer L is a PeopleSoft customer with a valid license for Peoplesoft's human resources software. At the time the "Tender Offer" was announced, Customer L was in the process of upgrading its PeopleSoft software. On September 4,2003, an Oracle representative contacted Customer L and informed Customer L that the Oracle acquisition of PeopleSoft was going well and should be completed by the end of October or November. Customer L was contacted by a different Oracle representative to invite Customer L to participate in Oracle's "town hall" meeting. In addition, Customer L was contacted by a third Oracle

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representative via e-mail concerning Oracle's "Tender Offer" and its effect on
Customer L. All together, Oracle contacted Customer L approximately six times regarding Oracle's hostile takeover over bid.

         65. Customer M has licensed several PeopleSoft applications over the past few years and currently has valid contractual licenses with PeopleSoft. Customer M has expressed high satisfaction with PeopleSoft products, indicating that it would like to purchase PeopleSoft's Customer Relations Management software.

         66. Customer M, however, has reportedly delayed licensing further PeopleSoft software due to Oracle's inconsistent statements regarding future support of PeopleSoft products. According to Customer M, were it not for these Oracle representations, Customer M would already have licensed the Customer Relations Management software and, in all likelihood, begun implementing the software. Oracle's representations that migration to Oracle will be easy are of little relevance, Customer M says, because Customer M believes that migration to Oracle would be costly and difficult. Customer M reports that it will not purchase further PeopleSoft software until the uncertainty related to PeopleSoft products that is caused by the "Tender Offer" is resolved. As a result, PeopleSoft has lost significant revenues.

         67. Customer N has a base of PeopleSoft products and had plans to license additional PeopleSoft products and consulting services. Customer N put those plans on hold because of Oracle's stated intentions with respect to support for PeopleSoft products in the event that Oracle prevails with its Tender Offer. Customer N indicated that it was not comfortable making additional long-term commitments to PeopleSoft products at that time.

         68. Customer O's controller executed a contract for PeopleSoft payroll software for approximately $439,000 prior to Oracle's announcement of its Tender Offer. As a result of Oracle's statements concerning its future plans for Peoplesoft's products, Customer O has refused to release the contract. PeopleSoft offered the customer a $35,000 discount and contract language that would provide financial protection to Customer O under certain circumstances if Oracle succeeds with its tender offer, but Customer O still refuses to release the contract and

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proceed with its implementation. As a result, PeopleSoft has lost significant sales revenue related to this customer.

         F. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS -WERE DESIGNED TO INTERFERE WITH PEOPLESOFT'S MERGER AGREEMENT WITH J.D. EDWARDS AND PREVENT PEOPLESOFT FROM DISPLACING ORACLE AS THE NUMBER TWO WORLDWIDE ENTERPRISE SOFTWARE VENDOR

         69. Oracle initially announced that it intended to complete the "Tender Offer" by July 2003 -two to three months before PeopleSoft otherwise might complete its purchase of J.D. Edwards. (Oracle has since extended its deadline several times.) The pending combination of PeopleSoft and J.D. Edwards was seen by Oracle as a competitive threat, and Oracle's move was a desperate ploy to interfere with the merger agreement and prevent PeopleSoft from displacing Oracle as the second largest enterprise software vendor, trailing only Germany's SAP. As Betty Cho, an Oracle executive, wrote, an analyst's charge that the "Tender Offer" "was AN OVERLY AGGRESSIVE MOVE ON ORACLE'S PART TO KEEP PSFT FROM OVERTAKING ORACLE AS THE NUMBER TWO APPS VENDOR" WAS
"DIFFICULT FOR ME TO ARGUE BECAUSE IT IS OBJECTIVELY TRUE . . . ." Moreover, a
June 9,2003, Wall Street Journal article quoted Oracle CEO Larry Ellison as admitting that Oracle's "Tender Offer" was planned as a reaction to a possible Peoplesoft-J.D. Edwards transaction:

                  One contingency plan [developed by Oracle] covered the possibility of PeopleSoft's buying J.D. Edwards & Co., a Denver company that Oracle had also evaluated as an acquisition candidate, Mr. Ellison says. When Peoplesoft last Monday announced an agreement to buy J.D. Edwards, for stock currently worth $2 billion . . . ,Mr. Ellison set those plans in motion. "Now would be the time to launch on PSFT," a reference to PeopleSoft's stock symbol, Oracle Executive Vice President Safra Catz wrote Mr. Ellison in an e mail within minutes of PeopleSoft's announcement, Mr. Ellison says. His return e mail: "Just what I was thinking."

         70. The article quotes internal Oracle emails planning the launch of a "Tender Offer" in the event that PeopleSoft announces a deal with J.D. Edwards. In Ellison's colorful words, "WE'VE GOT THIS WAR GAME IN A BOX. THIS HAS ALL BEEN PRE-SCRIPTED."

         71. In a document Oracle filed with the SEC on June 6, 2003, Oracle stated: "Our Offer will be for the acquisition of PeopleSoft. Once we complete the acquisition of PeopleSoft,

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we will review whether, and on what terms, Oracle would support the J. D.
Edwards transaction. . . . We believe that our cash offer to acquire PeopleSoft is superior to their current alternatives and also involves substantially less risk for PeopleSoft's stockholders than the proposed transaction with J.D. Edwards." These public statements were intended to cast a pall over J.D. Edwards and scare off potential customers from signing deals with J.D. Edwards.

         72. AMR Research issued an "Alert" to its clients on June 6 in which it advised them: "Oracle CEO and Chairman Larry Ellison is hoping stockholders might be frightened into taking a less lucrative deal, characterizing PeopleSoft and J.D. Edwards as 'very distressed' . . . . This
[offer] is clearly a reaction to the J.D. Edwards acquisition and is an effort to either kill the deal or wound PeopleSoft and hurt it competitively in the short to mid-term." Gartner, Inc. agrees, telling its clients that "Oracle is attempting to disrupt PeopleSoft's planned acquisition of J.D. Edwards," and concluded that "[dlamage has already been done."

         73. The front page of the June 7,2003, San Jose Mercury News stated that Oracle is trying to scuttle PeopleSoft's deal with J.D. Edwards, because that deal "threatens Oracle's hopes for a bigger toehold in business-operations software." Joshua Greenbaum of Enterprise Applications Consulting opined that the "Tender Offer" is "as much a blocking maneuver [aimed at the J.D. Edwards deal] as it is a personal attempt not to lose influence and market share in the enterprise software market."

         74. Other commentators agree that Oracle also intends for its media campaign to cast doubt on the J.D. Edwards acquisition. According to JMP Securities analyst Patrick Walravens, the "Tender Offer" was a "clever move by
Larry Ellison . . . . [I]f he doesn't get it [the "Tender Offer"], he just created significant doubt in the buyers of software about the longevity of PeopleSoft and J.D. Edwards." AMR Research agrees with this assessment, telling its clients that even if the "Tender Offer" "doesn't work. Oracle will have disrupted PeopleSoft plans to buy J.D. Edwards and stolen much of the media and investor attention."

         75.      Jim Shepherd, an analyst at AMR Research in Boston, put it this way: "Oracle wins either way . . . . Either they get PeopleSoft, or they've managed to mess up the PeopleSoft- J.D. Edwards deal, and steal their press and enthusiasm." James Mendelson of Soundview

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Technology concurs: "If Oracle can buy PeopleSoft at a reasonable price, they substantially increase their market share and eliminate a competitor. If Oracle is unsuccessful, the bid in any event heightens the perception that PeopleSoft is in trouble and creates further confusion among customers/prospects in the wake of PeopleSoft's pending deal for J.D. Edwards." Larry Ellison's public statements disparaging PeopleSoft, its products, and its ability to survive in the market exacerbate this effect. For example, on July 10, 2003, The Daily Deal reported that Ellison stated, he believes PeopleSoft "cannot compete in this business over the long term," and that "[w]ith or without us I don't believe PeopleSoft can survive." Thus, even though Oracle was unsuccessful in forcing a breach of the merger agreement between PeopleSoft and J.D. Edwards, it nevertheless intended to and did cause severe damage to both PeopleSoft and J.D. Edwards.

         76. Oracle was fully aware of the agreement and prospective economic relationship between PeopleSoft and J.D. Edwards at the time Oracle announced its Tender Offer. On information and belief, Oracle announced the "Tender Offer" with the intent of introducing uncertainty into the deal struck between PeopleSoft and J.D. Edwards and in an attempt to sabotage that transaction, and preventing PeopleSoft from becoming an even stronger competitor. Oracle hoped that this uncertainty would result in the cancellation of the existing agreement between PeopleSoft and J.D. Edwards and the disruption of the prospective economic relationship between those two companies, and in any event, that this uncertainty would damage both PeopleSoft and J.D. Edwards.

         77. Oracle was fully aware of the fact that PeopleSoft has both existing and prospective enterprise software customers, and that PeopleSoft enters into a contractual relationship with each customer purchasing a PeopleSoft product. On information and belief, Oracle announced the "Tender Offer" with the intent of introducing uncertainty in the minds of Peoplesoft's current and prospective customers regarding the continued viability and existence of PeopleSoft products. Oracle hopes that the introduction of this uncertainty will result in a diminution of PeopleSoft's existing and prospective customer bases.

         78. Oracle has made willfully statements that are false, misleading, deceptive, and/or omit important information with the intent to induce PeopleSoft's shareholders and customers to

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alter their positions to their own detriment, injury and risk. Among these statements are Oracle's public statements that: (a) PeopleSoft's proposed acquisition of J.D. Edwards is "a very risky merger"; (b) the upgrade of PeopleSoft's customers from its version 7 to version 8 is "a major, major effort"; and (c) the migration of PeopleSoft customers to Oracle software will be "easy."; Oracle's statements are false and, on information and belief, Oracle did not believe such statements to be true and/or knew there was no reasonable ground for believing them to be true at the time such statements were made.

         79. The true facts, as reported by Computerworld and numerous other industry publications, are that Oracle has a poor track record in managing its own product upgrades, Oracle has received frequent complaints from its own customers "about the quality of the company's application updates and its technical support," and any migration to the Oracle platform would be extremely difficult and expensive. Ellison admitted that Oracle bungled the transition to its own lli suite applications product just last year, admitting to the Wall Street Journal that it is a complex product and that Oracle failed to discover all the bugs while testing it. Said Ellison, "Mea culpa. It's true." As a result, Oracle and Ellison were sued by their own stockholders for misleading investors concerning the difficulties associated with Oracle's own product upgrades, and the Delaware Chancery Court recently denied a motion to dismiss derivative claims against Oracle's CEO and others citing possible credibility issues with testimony of the CEO and other Oracle Board members. Moreover, Oracle also failed to disclose the "tragic" CPG integration project from just a few years ago, while it misleadingly trumpeted its allegedly strong track record of successful integration projects. For the substantial numbers of PeopleSoft customers who use PeopleSoft applications with non-Oracle databases, migration to Oracle applications would be particularly difficult and enormously expensive. As analyst Forrester Research states, the "Oracle migration process . . . could be nightmarish."

         G. THE "TENDER OFFER" AND THE ACCOMPANYING ILLEGAL PRACTICES ARE DESIGNED TO DISRUPT

         80. The Board of Directors has recommended to PeopleSoft shareholders that Oracle's "Tender Offer," even as adjusted to $19.50, be rejected. Industry analysts have recognized that

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completing the "Tender Offer" makes little business sense for Oracle but its mere existence benefits Oracle by causing damage to PeopleSoft. Says analyst Rob Tholemeier of Ramberg, Whalen research: "It just doesn't make sense for Oracle to do this deal right now. It just creates a huge mess. . . . If you wanted to raise hell, this is one way to do it." Indeed, analysts agree that Oracle cannot be serious about acquiring PeopleSoft at the prices it has offered.

                                    V. CLAIMS

                              FIRST CAUSE OF ACTION

  (VIOLATIONS OF BUSINESS & PROFESSIONS CODE SECTION 17500 ET SEQ. AGAINST ALL
                                  DEFENDANTS)

         81. Plaintiffs incorporate by reference paragraphs 1 through 80 above, and reasserts those allegations as if set forth in full herein.

         82. Beginning at an exact date unknown to PeopleSoft but at least since June 6, 2003, defendants have committed acts of untrue and misleading advertising, as defined by Business and Professions Code Section 17500 et seq., by knowingly engaging in acts and practices with intent to induce members of the public, including PeopleSoft's current and prospective customers, to purchase software applications and/or other products from Oracle, and/or to refrain from purchasing such applications and/or other products from PeopleSoft and/or J.D. Edwards.

         83. As detailed above, defendants have, in advertisements as that term is defined by statute, issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, in newspaper ads, on Oracle's website, in Oracle's filings with the SEC and elsewhere. The advertisements: (a) mischaracterized Peoplesoft's products, and the ease or difficulty with which Oracle contends they are upgradeable; (b) mischaracterized Oracle's plans and capability to provide support to PeopleSoft's customers; (c) mischaracterized the cost to Peoplesoft customers of its plan to migrate them to Oracle; and (d) falsely and misleadingly described the actions of PeopleSoft and its directors. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.

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         84.      These acts of untrue and misleading advertising by defendants are likely to mislead, and present a continuing threat to, members of the public and PeopleSoft's customers - the targets of the advertisements - in that such persons may be induced to terminate or delay software contracts and upgrades with PeopleSoft, breach contracts with PeopleSoft, enter into contracts with Oracle, or otherwise migrate to the Oracle platform, in reliance on disparaging, false, misleading, deceptive, and incomplete information.

         85. PeopleSoft seeks injunctive relief and restitution against defendants. Such relief is appropriate under these circumstances.

                             SECOND CAUSE OF ACTION

                      (TRADE LIBEL AGAINST ALL DEFENDANTS)

         86. Plaintiffs incorporate by reference paragraphs 1 through 85 above, and reasserts those allegations as if set forth in full herein.

         87. As detailed herein, defendants have publicly disparaged PeopleSoft's products and services, and have issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, in newspaper ads, on Oracle's website, in Oracle's filings with the SEC and elsewhere; in addition, such statements have been republished in countless analyst reports and newspaper articles. The statements disparaged the quality of PeopleSoft's products and services, the ease or difficulty with which Oracle contends they are upgradeable, and misrepresent the actions of PeopleSoft and its board. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.

         88. At the time such statements were published, Oracle was aware, or should have been aware, of the likelihood that such false and disparaging statements would cause pecuniary harm to PeopleSoft. Oracle's statements, as published by Oracle's executives and other Oracle employees as detailed herein, were false and misleading when made, and on information and

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belief, Oracle either knew such statements were false when made or acted in reckless disregard of the truth or falsity of those statements.

         89. Defendants intended that the publication of these disparaging statements regarding Peoplesoft's products and services would result in pecuniary harm to PeopleSoft and its business.

         90. Defendants' false and disparaging statements about PeopleSoft's products and services have caused pecuniary harm to PeopleSoft, in an amount of damages to be proven at trial.

                              THIRD CAUSE OF ACTION

   (INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE AGAINST ALL
                                  DEFENDANTS)

         91. Plaintiffs incorporate by reference paragraphs 1 through 90 above, and reasserts those allegations as if set forth in full herein.

         92. PeopleSoft has an advantageous prospective economic relationship with both its current and prospective customers. On information and belief, defendants were aware of these prospective economic relationships, and absent defendants' tortious interference, these economic relationships would have resulted in future economic benefit to PeopleSoft.

         93. On information and belief, Plaintiffs allege that defendants have engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and have tortiously and intentionally interfered with and have taken action to disrupt PeopleSoft's prospective economic relationships with its current and prospective customers, for an improper purpose and by improper means. At least one prospective customer of PeopleSoft, who was scheduled to sign a contract with PeopleSoft for the purchase of its products on Monday, June 9, 2003, has notified the company that in light of the "Tender Offer" it intends to delay its decision to become a PeopleSoft customer until the fate of the company is clarified. Another current customer, who had been negotiating the license of additional products, has decided to heed the advice from Oracle that in light of Oracle's intention to terminate PeopleSoft's product plans, it is too dangerous to proceed, at least not until Oracle's "Tender Offer" is resolved. Defendants have threatened to terminate PeopleSoft's products, placing any customer's decision to purchase or

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upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use its "Tender Offer" to coerce PeopleSoft's prospective customers into delaying orders for new and/or upgraded PeopleSoft products. Additional examples of Oracle's interference are discussed above at paragraphs 39, 40, 45, 46, 47, 49, 50, 53, 54.a through 54.m, 54.O, 55, 55.a, 55.b, 55.c,
55.d, 56, 57, 57.a, 57.b, 57.c, 58, 59, 60, 60.a, 61, 62, 63, 64, 65, 66, 67,
60.a, 68, 71, 74, 76, 78, and 79.

         94. As a result of defendants' actions, PeopleSoft's relationships with its current and prospective customers have been actually disrupted. Aside from the fact of interference itself, defendants' conduct was independently wrongful in that it constituted: (a) deceptive advertising as described herein;
(b) trade libel and product disparagement as described herein; (c) fraud and deceit as described herein; (d) a concerted campaign to damage PeopleSoft's current and future business as described herein; (e) intentional interference with PeopleSoft's current customers' contracts as described herein; and (f) violation of California Business & Professions Code Section 17200 as described herein.

         95. As a proximate result of defendants' conduct, PeopleSoft has been and will continue to be injured in its business because of defendants' past and anticipated actions. PeopleSoft is thus entitled to injunctive relief and to recover damages for the injuries it has suffered.

                             FOURTH CAUSE OF ACTION

  (VIOLATIONS OF BUSINESS & PROFESSIONS CODE SECTIONS 17200 ET SEQ. AGAINST ALL
                                  DEFENDANTS)

         96. Plaintiffs incorporate by reference paragraphs 1 through 95 above, and reasserts those allegations as if set forth in full here.

         97. Plaintiffs are suing both in their individual capacities and on behalf of the public and seek relief against defendants for unlawful, unfair and fraudulent business acts or practices pursuant to California Business & Professions Code Section 17200.

         98. As set forth more specifically in the Factual Allegations, Oracle engaged in a scheme, employing the "Tender Offer" and coordinated activities, to mortally wound PeopleSoft

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or so depress its value that it could be bought on the cheap and shut down. In furtherance of this scheme, Oracle has engaged in the conduct more specifically alleged in paragraphs 1 through 80 above, as summarized below in the following Tactics 1 through 4:

                  TACTIC 1: ORACLE MADE AND MAINTAINS A HIGHLY
                  UNCERTAIN "TENDER OFFER" AT A LOWBALL PRICE

                  a. As more specifically alleged in paragraphs 5 - 9, 38, 39, 40, 41, 42, 43, 44, 51, 52, 53, 54, 54.1, 54.p, 55, 55.a, 55.b, 55.c 55.d,
56, 60, 62, 69, 70, 71, 72, 73, 74, 75, 76, and 80, Oracle made a highly uncertain "tender offer" at an artificially low price in attempt to: (1) wound or destroy PeopleSoft during the "tender offer" process, or (2) enable Oracle to purchase PeopleSoft at a lowball price and then destroy PeopleSoft.

                  TACTIC 2: ORACLE HAS DELAYED RESOLUTION OF DISPUTES SURROUNDING THE "TENDER OFFER" IN ORDER TO HARM
                  PEOPLESOFT DUE TO THE VERY PENDENCY OF THE "TENDER OFFER"

                  b. As more specifically alleged in paragraphs 10, 44 and 56, Oracle has engaged in a variety of dilatory tactics, including delaying the regulatory consideration of its tender offer, in order to prolong the cloud of uncertainty about PeopleSoft's future and to inflict maximum harm on PeopleSoft.

                  TACTIC 3: ORACLE HAS CREATED FEAR, UNCERTAINTY, AND DOUBT AMONG PEOPLESOFT'S CUSTOMERS, PROSPECTIVE
                  CUSTOMERS AND OTHERS BY IMPROPERLY COMMUNICATING
                  WITH THEM.

                  c. Through its actions and statements, as more specifically alleged in paragraphs 12 - 15, 39, 40, 45, 46, 47, 49, 50, 53, 54.a through 54.m, 54.o, 55, 55.a, 55.b, 55.c, 55.d, 56, 57, 57.a, 57.b, 57.c, 58,
59, 60, 60.a, 61, 62, 63, 64, 65, 66, 67, 60.a, 68, 71, 74, 76, 78, and 79,
Oracle has sought to create fear, uncertainty and doubt among PeopleSoft's customers and prospective customers by causing them to question PeopleSoft's future viability. Oracle also

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has sought to create fear, uncertainty and doubt among analysts with respect to
PeopleSoft's prospects. It then used the fear, uncertainty and doubt it created among the analysts to create further fear, uncertainty and doubt among PeopleSoft's customers and prospective customers by pointing to the analysts' suggestions that customers and prospective customers postpone their purchase decisions.

                  TACTIC 4: ORACLE HAS MISLED THE PUBLIC ABOUT THE BILLIONS OF DOLLARS THAT PEOPLESOFT'S CUSTOMERS - INCLUDING MANY PUBLIC ENTITIES IN CALIFORNIA - WILL HAVE TO INCUR SHOULD ORACLE'S STRATEGY SUCCEED

                  d. As more specifically alleged in paragraphs 16 through 24, 45, 46, 47, 48, 49, 50, 54.a, 54.c 54.d, 54.f, 54.j, 54.n, 55.d, 78, and 79,
Oracle has made numerous dissembling and misleading statements concerning its purported plans to support PeopleSoft's customers and the ease of migrating from PeopleSoft to Oracle applications.

         99. The conduct more specifically alleged in paragraphs 1 through 80, and summarized above as Tactics 1 through 4, constitutes business acts or practices within the meaning of California Business & Professions Code Section 17200.

UNLAWFUL ACTS:

                  Tactic 1: Oracle Made and Maintains a Highly Uncertain
                          "Tender Offer" at a Lowball Price

                  Tactic 2: Oracle Has Delayed Resolution of Disputes
                          Surrounding the "Tender Offer" In Order to Harm PeopleSoft Due To The Very Pendency Of The "Tender Offer;"

                  Tactic 3: Oracle Has Created Fear, Uncertainty, and Doubt
                          Among PeopleSoft's Customers, Prospective Customers and Others by Improperly Communicating with Them

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                  Tactic 4: Oracle Has Misled the Public About the Billions of
                          Dollars That PeopleSoft's Customers -Including Many Public Entities in California - Will Have To Incur Should Oracle's Strategy Succeed

         100. Oracle's Tactics 1 through 4 are unlawful because they constitute violations of statutory and common law. Specifically, they violate:

                  a. BUSINESS & PROFESSIONS CODE Section 17043: SALES BELOW COST. As alleged in paragraphs 49 through 50, Oracle has offered certain PeopleSoft customers free software application licenses below cost as part of Oracle's scheme and tactics to wound and destroy PeopleSoft.

                  b. BUSINESS & PROFESSIONS CODE Section 17044: "Loss LEADER" PRACTICES. As alleged in paragraphs 49 through 50, in order to advance its scheme and tactics to wound and destroy PeopleSoft, Oracle has offered certain PeopleSoft customers free software application licenses below cost for the purpose of inducing, promoting or encouraging the purchase of additional Oracle products or services, and where the effect is a tendency or capacity to mislead and deceive customers, and where the effect is to divert business from and injure PeopleSoft.

                  c.       BUSINESS & PROFESSIONS CODE Section 17045:
SECRET REBATES. As alleged in paragraphs 49 through 50, in order to advance its scheme and tactics to wound and destroy PeopleSoft, Oracle has offered certain customers unearned discounts in the form of free software application licenses, which discounts are not offered to all purchasers of such licenses. Such practice has the purpose and effect of injuring PeopleSoft and destroying competition.

                  d. CALIFORNIA CIVIL CODE Section 1770: CONSUMER LEGAL REMEDIES ACT. As alleged in paragraphs 86 through 90, Oracle, through the tactics used in furtherance of its scheme to destroy PeopleSoft, has disparaged the goods, services and business of PeopleSoft by false and

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misleading representations of fact with the intention that such misrepresentations will result in the sale of Oracle's goods and services to consumers.

                  e. CALIFORNIA'S COMMON LAW PROHIBITION AGAINST TRADE LIBEL. As alleged in paragraphs 86 through 90, Oracle, through the tactics used in furtherance of its scheme to destroy PeopleSoft, has intentionally and falsely published disparaging statements concerning the quality of PeopleSoft's business, including its products and services, inducing PeopleSoft customers, prospective customers and others not to deal with PeopleSoft and causing PeopleSoft pecuniary harm.

                  f. CALIFORNIA'S COMMON LAW PROHIBITION AGAINST INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE. AS alleged in paragraphs 91 through 95, Oracle, through the tactics used in furtherance of its scheme to destroy PeopleSoft, has engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, of which Oracle was aware. Oracle has tortiously and intentionally interfered with and has taken action to disrupt PeopleSoft's prospective economic relationships with its existing and prospective customers for an improper purpose and by improper means. In doing so, Oracle has injured PeopleSoft and deprived PeopleSoft of its prospective economic advantage.

                  g. CALIFORNIA CIVIL CODE Section 1708. As alleged in paragraphs 1 through 80, Oracle, through the tactics used in furtherance of its scheme to destroy PeopleSoft, has injured PeopleSoft, its shareholders, customers and others and has infringed upon the rights of PeopleSoft, its shareholders, customers and others.

                  h. CALIFORNIA CIVIL CODE Section 1709. As alleged in paragraphs 1 through 80, Oracle, through the tactics used in furtherance of its scheme to destroy PeopleSoft, has intentionally misled PeopleSoft's customers, prospective customers and others, with the intent to

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induce Peoplesoft's customers, prospective customers and others to alter their actions to their detriment.

UNFAIR ACTS:

                  Tactic 1 : Oracle Made and Maintains a Highly Uncertain
                          "Tender Offer" at a Lowball Price

                  Tactic 2: Oracle has delayed resolution of disputes
                          surrounding the "Tender Offer" in order to harm PeopleSoft due to the very pendency of the "Tender Offer;"

                  Tactic 3: Oracle Has Created Fear, Uncertainty, and Doubt
                          Among Peoplesoft's Customers, Prospective Customers and Others by Improperly Communicating with Them

                  Tactic 4: Oracle Has Misled the Public About the Billions of
                          Dollars That PeopleSoft's Customers - Including Many Public Entities in California - Will Have To Incur Should Oracle's Strategy Succeed

         101. Oracle's conduct through its Tactics 1 through 4 is unfair both to PeopleSoft and to consumers.

                  UNFAIRNESS TO PEOPLESOFT

         102. Oracle and PeopleSoft are competitors. However, Oracle's Tactics 1 though 4 constitute unfair business practices to PeopleSoft in that they (a) threaten an incipient violation of antitrust law, (b) violate the policy or spirit of one of those laws because the effects of those tactics are comparable to or as the same as a violation of the law, and (c) significantly threaten or harm competition. In particular, Tactics 1 through 4 are unfair to PeopleSoft for the following reasons:

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                  a.       Oracle's tactics threaten an incipient violation of
antitrust laws, including Business & Professions Code Sections 17001 et seq. (the "Unfair Business Practices Act") and sections of the federal Clayton and Sherman Acts, because these tactics are conducted for the purpose of injuring a major competitor and reducing fair and honest competition.

                  b. Oracle's tactics also violate the policy and spirit of antitrust laws because the effects of the tactics are comparable to violations of Business & Professions Code Sections 17001 et seq., Business & Professions Code Sections 16600 et seq. (the "Cartwright Act"), and sections of the federal Clayton and Sherman Acts.

                           (1)      In section 17001 of the Business &
Professions Code, the Legislature expressed a policy to "safeguard the public against the creation or perpetuation of monopolies and to foster and encourage competition, by prohibiting unfair, dishonest, deceptive, destructive, fraudulent and discriminatory practices by which fair and honest competition is destroyed or prevented." Through the tactics used in furtherance of its scheme to destroy PeopleSoft, Oracle sought to discourage competition and employed unfair, dishonest, deceptive, destructive, and fraudulent practices in attempting to destroy a competitor.

                           (2)      Oracle's tactics also violate the policy and
spirit of the Cartwright Act because the effects of Oracle's tactics are comparable to violations of the Cartwright Act. Oracle has engaged in Tactics 1 through 4 in furtherance of its scheme to wound and destroy a major competitor. The effects of such tactics are to restrain PeopleSoft from engaging in its business, to limit and reduce the availability of certain products and services, to prevent or substantially lessen competition in the sale and purchase of certain products and services, and to tend to create a monopoly in a line of trade or commerce.

                           (3)      Oracle's tactics also violate the policy and
spirit of certain sections of the federal Clayton and Sherman Acts because the effects of Oracle's tactics are comparable to

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violations of those Acts. Oracle has engaged in Tactics 1 through 4 in furtherance of its scheme to wound and destroy a major competitor. The effects of such tactics are to substantially lessen competition.

                  c. Oracle engaged in Tactics 1 through 4 in furtherance of its scheme to wound and destroy a major competitor. As such, Oracle's tactics significantly threaten and harm competition and are unfair business practices under Business & Professions Code Section 17200.

                  UNFAIRNESS TO PEOPLESOFT'S SHAREHOLDERS

         103. Oracle's Tactics 1 through 4 are business practices that are unfair to PeopleSoft's shareholders for the following reasons:

                  a. Oracle's tactics are unfair to PeopleSoft's shareholders in that they threaten an incipient violation of antitrust law, and violate the policy or spirit of one of those laws because the effects of those tactics are comparable to or as the same as a violation of the law. As alleged in paragraphs 1 through 80, Oracle's conduct threatens an incipient violation of Business & Professions Code Sections 17001 et seq., and sections of the federal Clayton and Sherman Acts, and violates the policy expressed in such laws.

                  b. Section 1708 of the Civil Code provides that "[e]very person is bound, without contract, to abstain from injuring the person or property of another, or infringing upon any of his or her rights." In employing its Tactics 1 through 4 in furtherance of its scheme to wound Peoplesoft or so depress its value that it could be bought on the cheap, Oracle has violated the policy behind this statute.

                  c. Oracle has engaged in willful deception in violation of the policy behind Civil Code Section 1709 when it made misrepresentations to PeopleSoft's customers, prospective customers and others for purposes of creating fear, uncertainty and doubt. Oracle engaged in this

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willful deception in order to encourage PeopleSoft's customers and prospective customers to switch to Oracle.

                  d. Oracle has intentionally interfered with PeopleSoft's prospective economic advantage by engaging in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and has tortiously and intentionally interfered with and has taken action to disrupt Peoplesoft's prospective economic relationships with its current and prospective customers for an improper purpose and by improper means. In doing so, Oracle has injured PeopleSoft's shareholders by preventing them from realizing the full potential of their investment in PeopleSoft.

         104. Oracle's Tactics 1 through 4 also violate the test for unfairness stated in 15 U.S.C. Section 45(n), in that (1) Oracle is engaged in a business practice; (2) its tactics cause, or are likely to cause, injury to PeopleSoft's shareholders; (3) the injuries are substantial; (4) the injuries are not reasonably avoidable by Peoplesoft's shareholders; and (5) the injuries to PeopleSoft's shareholders outweigh any countervailing benefits to consumers or competition. In particular, Oracle's tactics are unfair to PeopleSoft's shareholders because they are conducted for the purpose of wounding PeopleSoft or so depressing its value that PeopleSoft could be bought on the cheap. In doing so, Oracle has injured PeopleSoft's shareholders by depriving them of the true value of their interest in PeopleSoft. Such conduct is likely to cause substantial injuries to PeopleSoft's shareholders that are not reasonably avoidable by them and that are not outweighed by countervailing benefits to consumers or competition.

         105. Oracle's Tactics I through 4 are also unfair to PeopleSoft's shareholders in that they substantially injure these shareholders, and Oracle's actions lack any valid justification and are predicated on improper motives. The gravity of the harm to PeopleSoft's shareholders thus outweighs any utility to Oracle's conduct.

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                  UNFAIRNESS TO CONSUMERS

         106. Oracle's Tactics 1 through 4 are business practices that are also unfair to consumers as they violate a number of legislatively declared policies.

                  a. Oracle's tactics are unfair to consumers in that they threaten an incipient violation of antitrust law, and violate the policy or spirit of one of those laws because the effects of those tactics are comparable to or as the same as a violation of the law. As alleged in paragraphs 1 through 80, Oracle's conduct threatens an incipient violation of Business & Professions Code Sections 17001 et seq., and sections of the federal Clayton and Sherman Acts, and violates the policy expressed in such laws.

                  b. In addition, Oracle has disparaged the goods, services and business of Peoplesoft by false and misleading representations of fact with the intention that such misrepresentations will result in the sale of Oracle's goods and services to consumers. Such conduct is unfair to consumers as it violates the policy and spirit behind California Civil Code Section 1770 (the "Consumer Legal Remedies Act").

                  c. In addition, Oracle has sought to create fear, uncertainty and doubt among Peoplesoft's customers, prospective customers and others regarding PeopleSoft's prospects. In attempting to create such fear, doubt, and uncertainty, Oracle has made misrepresentations to PeopleSoft's customers and prospective customers to encourage them to switch to Oracle. Consequently, Oracle has violated the policy behind Civil Code Section 1708, which provides that "[e]very person is bound, without contract, to abstain from injuring the person or property of another, or infringing upon any of his or her rights." In making such misrepresentations, Oracle also has engaged in willful deception in violation of Civil Code Section 1709.

                  d. In addition, as alleged in paragraphs 16 through 24, 45, 46, 47, 48, 49, 50, 54.a, 54.c, 54.d, 54.f, 54.j, 54.n, 55.d, Oracle has
made numerous willful misrepresentations about

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the ease of migrating from PeopleSoft to Oracle applications and has misled the public about the billions of dollars that Peoplesoft's customers will have to incur to migrate to Oracle applications. In misrepresenting the ease of migration, Oracle threatens to violate Civil Code Section 1708, which proscribes "injuring the person or property of another, or infringing upon any of his or her rights." In making such misrepresentations, Oracle also has engaged in willful deception in violation of Civil Code Section 1709.

         107. Oracle's Tactics 1 through 4 also violate the test for unfairness stated in 15 U.S.C. Section 45(n), in that (1) Oracle is engaged in a business practice; (2) its tactics cause, or are likely to cause, injury to consumers; (3) the injuries are substantial; (4) the injuries are not reasonably avoidable by consumers; and (5) the injuries to consumers outweigh any countervailing benefits to consumers or to competition. In particular, Oracle's tactics are unfair to consumers because they are conducted for the purpose of wounding or destroying PeopleSoft. In doing so, Oracle seeks to reduce competition, which would result in diminishing available products and forcing consumers to migrate to Oracle at a combined cost of billions of dollars. Such forced migration is likely to cause substantial injuries to consumers that are not reasonably avoidable by consumers and that are not outweighed by countervailing benefits to consumers or competition.

         108. Oracle's Tactics 1 through 4 are also unfair to consumers as they substantially injure consumers and the public, and Oracle's actions lack any valid justification and are predicated on improper motives. The gravity of the harm to consumers and the public thus outweighs any utility of Oracle's conduct.

FRAUDULENT ACTS:

                  Tactic 1 : Oracle Made and Maintains a Highly Uncertain
                          "Tender Offer" at a  Lowball Price

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                  Tactic 2: Oracle Has Delayed Resolution of Disputes
                          Surrounding the "Tender Offer" In Order to Harm PeopleSoft Due To The Very Pendency Of The "Tender Offer"

                  Tactic 3: Oracle Has Created Fear, Uncertainty, and Doubt
                          Among Peoplesoft's Customers, Prospective Customers and Others by Improperly Communicating with Them

                  Tactic 4: Oracle Has Misled the Public About the Billions of
                          Dollars That PeopleSoft's Customers - Including Many Public Entities in California - Will Have To Incur Should Oracle's Strategy Succeed

         109. Through its Tactics 1 through 4, Oracle has also engaged in fraudulent conduct that has the tendency to deceive members of the public. In particular, in making its highly uncertain "Tender Offer" at the lowball price, Oracle is misleading members of the public as to its true intentions with regards to the "Tender Offer" and as to the value and future prospects of PeopleSoft.

         110. In engaging in Tactics 1 though 4, Oracle has made numerous false, misleading and deceptive statements in furtherance of its scheme to destroy PeopleSoft. These false, misleading and deceptive statements and omissions include, but are not limited to, mischaracterizations and omissions regarding: (i) what Oracle initially told the public about its plans to stop selling PeopleSoft products; (ii) vital information about PeopleSoft's products,
(iii) Oracle's ability to provide support to PeopleSoft's customers: (iv) material information about the cost to PeopleSoft customers of its plan to "migrate" them to Oracle; and (v) its true intentions vis-a-vis PeopleSoft and its products. Each of the false, misleading and deceptive statements and omissions made by Oracle has the tendency to deceive members of the public.

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         111.     The unlawful, unfair and fraudulent business practices, as described above, present a continuing threat to PeopleSoft, its customers, prospective customers, shareholders and members of the general public, and will harm competition.

                                PRAYER FOR RELIEF

         Plaintiffs pray as follows:

         1. For injunctive relief, as necessary to prevent continuing harm to PeopleSoft, its shareholders, its customers and the public, enjoining Oracle and its officers, directors, agents, servants and assigns, and all those acting in concert with them from:

                  a. Proceeding with the "Tender Offer" in continued violation of applicable state law;

                  b. Making any written, oral or electronic communication with any person or entity known or believed to be an existing PeopleSoft customer, with respect to any aspect of: (1) the proposed "Tender Offer" for PeopleSoft shares by Oracle; (2) the impact of the "Tender Offer" on PeopleSoft or its customers or products; (3) the plans, if any, for Oracle to support any PeopleSoft products or platforms if the "Tender Offer" is successful; (4) the plans, if any, for Oracle to migrate PeopleSoft customers to any Oracle products or platforms if the "Tender Offer" is successful; (5) PeopleSoft's ability to continue as a stand-alone company in the absence of a successful "Tender Offer"; or (6) PeopleSoft's current business and/or financial condition;

                  c. Transmitting documents or information summarizing the proposed "Tender Offer," or any of its terms, to any existing PeopleSoft customers, including any summaries of the "Tender Offer," "frequently asked questions" or the like;

                  d. Referring existing PeopleSoft customers to information about the proposed "Tender Offer," or any of its terms, that are posted on any Oracle or third-party website;

                  e. Soliciting existing PeopleSoft customers to terminate or alter their business relationship with PeopleSoft in light of the proposed "Tender Offer";

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                  f.       Offering any promise of technical or product support
or other economic inducements to existing PeopleSoft customers to modify their contractual or business relationships with PeopleSoft;

                  g. Otherwise interfering with PeopleSoft customer relationships.

                  h. Misrepresenting the actions of PeopleSoft and its directors;

                  i. Misrepresenting costs to Peoplesoft customers (including California public entities) regarding costs to such customers of the "Tender Offer" and the related subsequent implementation;

         2. For adequate equitable relief to address the harm from Oracle's misrepresentations, illegal scheme and tactics as described above;

         3. Requiring that defendants publish statements correcting their prior false statements about their intentions and about the actions of PeopleSoft and its directors;

         4. For damages, including lost profits and other incidental and consequential damages according to proof at trial;

         5.       For appropriate restitution;

         6.       For punitive damages according to proof at trial;

         7.       For costs, expenses, and reasonable attorneys' fees;

         8.       For prejudgment interest; and

         9. For such other and further relief as the Court deems just and proper.

Dated: December 12,2003                               FOLGER LEVIN & KAHN LLP

                                                      /s/ Michael A.Kahn
                                                      -------------------------
                                                      Michael A.Kahn
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